Exhibit 99.1

RICA FOODS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

As of September 30, 2005 and 2004

	2005	2004
	(unaudited)	(unaudited as restated)
Assets
Current assets:
Cash and cash equivalents	$4,865,990	$1,488,340
Short-term investments	—	25,840
Notes and accounts receivable, net	10,829,854	9,743,670
Due from related party	1,186,969	2,000,000
Inventories, net	16,023,037	14,934,240
Deferred income taxes	368,975	395,955
Prepaid expenses	703,375	805,476
Current assets from discontinued operations	383,029	323,222

Total current assets	34,361,229	29,716,743
Property, plant and equipment, net	28,720,717	25,730,459
Due from related party	—	4,588,796
Long-term receivables-trade	—	100,047
Long-term investments	2,540,915	2,982,605
Other assets	3,322,965	5,607,710
Assets from discontinued operations	850,126	1,104,046

Total assets	$69,795,952	$69,830,406

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,734,949	$8,393,703
Accrued expenses	3,380,569	2,965,291
Notes payable	12,852,022	9,886,130
Current portion of long-term debt	3,580,092	2,054,379
Due to related parties	—	76,798
Current liabilities from discontinued operations	676,398	633,882

Total current liabilities	32,224,030	24,010,183
Long-term debt, net of current portion	27,313,756	34,505,036
Severance payment	646,426	—
Due to related parties	—	469,129
Deferred income tax liability	36,164	35,897

Total liabilities	60,220,376	59,020,245
Minority interest	—	343
Commitments and contingencies
Stockholders’ equity:
Common stock - 20,000,000 shares authorized; 12,864,321 issued; 12,811,469 outstanding	12,865	12,865
Preferred stock - Class C; 20,000 and 171,400 issued and outstanding; 0 and 151,400 issued held in treasury	132,478	1,180,868
Additional paid-in capital	27,524,058	27,414,003
Accumulated other comprehensive loss	(17,248,796)	(15,735,805)
Accumulated deficit - unappropriated	(4,295,437)	(3,838,259)
Retained earnings - appropriated	3,733,802	3,107,930

	9,858,970	12,141,602
Less:
Treasury preferred stock Pipasa - Class C; 0 and 151,400 held in treasury preferred stock	—	(1,048,390)
Treasury common stock, at cost; 52,852 held in treasury	(283,394)	(283,394)

Total stockholders’ equity	9,575,576	10,809,818

Total liabilities and stockholders’ equity	$69,795,952	$69,830,406

The accompanying notes are an integral part of these consolidated financial statements.

RICA FOODS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended September 30, 2005, 2004 and 2003

	2005	2004	2003
	(unaudited)	(unaudited as restated)	(unaudited as restated)
Net sales	$152,981,488	$130,831,939	$120,476,542
Cost of sales	111,376,161	100,585,706	87,144,727

Gross profit	41,605,327	30,246,233	33,331,815
Operating expenses:
Selling	20,079,024	15,534,265	15,733,963
General and administrative	9,565,563	10,146,991	11,995,343
Provision for contingencies	—	496,366	—

Total operating expenses	29,644,587	26,177,622	27,729,306
Income from operations	11,960,740	4,068,611	5,602,509
Other expenses (income):
Interest expense	5,175,959	4,505,712	4,478,180
Interest income	(615,293)	(645,862)	(1,533,133)
Foreign exchange loss, net	1,229,825	2,622,494	2,965,345
Miscellaneous, net	(136,561)	49,911	(434,973)

Other expenses, net	5,653,930	6,532,255	5,475,419
Income (loss) from continuing operations before income taxes and minority interest	6,306,810	(2,463,644)	127,090
Provision (benefit) for income tax	1,505,131	(132,569)	206,475

Income (loss) from continuing operations before minority interest	4,801,679	(2,331,075)	(79,385)
Minority interest	—	43,644	68,975

Income (loss) from continuing operations	4,801,679	(2,374,719)	(148,360)
Income (loss) from discontinued operations, net of tax	36,459	(258,280)	(193,494)

Income (loss) before extraordinary income	4,838,138	(2,632,999)	(341,854)
Extraordinary income, net of tax	—	—	304,760

Net income (loss)	4,838,138	(2,632,999)	(37,094)
Preferred stock dividends	7,255	76,463	131,485

Income (loss) from continuing operations applicable to common stockholders	$4,830,883	$(2,709,462)	$(168,579)

Basic earnings (loss) per share:
Net income (loss) from continuing operations	$0.38	$(0.19)	$(0.01)
Net income (loss) from discontinued operations, net of tax	—	(0.02)	(0.02)
Extraordinary income, net of tax	—	—	0.02

Net income (loss)	$0.38	$(0.21)	$(0.01)

Diluted earnings (loss) per share:
Net income (loss) from continuing operations	$0.38	$(0.19)	$(0.01)
Net income (loss) from discontinued operations, net of tax	—	(0.02)	(0.02)
Extraordinary income, net of tax	—	—	0.02

Net income (loss)	$0.38	$(0.21)	$(0.01)

Basic weighted average number of common shares outstanding	12,811,469	12,811,469	12,811,469

Diluted weighted average number of common shares outstanding	12,820,405	12,811,469	12,811,469

The accompanying notes are an integral part of these consolidated financial statements.

RICA FOODS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years ended September 30, 2005, 2004 and 2003

					Preferred Stock	Treasury Preferred Stock	Additional Paid-in Capital	Due from Stockholders	Accumulated Other Comprehensive Loss	Unappropriated Retained Earnings (Losses)	Appropriated Retained Earnings	Total Stockholders’ Equity	Comprehensive Income for the Period
			Treasury Common Stock
	Common Stock
	Shares	Amount	Shares	Amount
Balance, September 30, 2002 (unaudited as restated)	12,864,321	$12,865	52,852	($283,394)	$2,216,073	—	$25,800,940	($5,495,437)	($11,637,695)	$2,336,660	$2,039,806	$14,989,818
Cash dividends on preferred stock of Pipasa	—	—	—	—	—	—	—	—	—	(131,484)	—	(131,484)
Exchange rate adjustment	—	—	—	—	—	—	—	5,108	—	—	—	5,108
Distributions to stockholders - properties acquired in excess of basis	—	—	—	—	—	—	—	—	—	(2,228,755)	—	(2,228,755)
Appropriation of retained earnings	—	—	—	—	—	—	—	—	—	(32,455)	32,455	—
Net loss	—	—	—	—	—	—	—	—	—	(37,094)	—	(37,094)	(37,094)
Translation Adjustment	—	—	—	—	—	—	—	—	(2,983,765)	—	—	(2,983,765)	(2,983,765)
Derivative unrealized loss	—	—	—	—	—	—	—	—	(114,823)	—	—	(114,823)	(114,823)

Total comprehensive loss													(3,135,682)

Balance, September 30, 2003 (unaudited as restated)	12,864,321	12,865	52,852	(283,394)	2,216,073	—	25,800,940	(5,490,329)	(14,736,283)	(93,128)	2,072,261	9,499,005

Cash dividends on preferred stock of Pipasa	—	—	—	—	—	—	—	—	—	(76,463)	—	(76,463)
Repurchase of preferred stock of Pipasa	—	—	—	—	—	(2,083,595)	1,396,149	—	—	—	—	(687,446)
Cancellation of Pipasa’s preferred stock	—	—	—	—	(1,035,205)	1,035,205	—	—	—	—	—	—
Appropriation of retained earnings	—	—	—	—	—	—	—	—	—	(1,035,669)	1,035,669	—
Net loss	—	—	—	—	—	—	—	—	—	(2,632,999)	—	(2,632,999)	(2,632,999)
Repurchase of preferred shares for less than par value	—	—	—	—	—	—	216,914	—	115,682	—	—	332,596
Collection of due from stockholders	—	—	—	—	—	—	—	5,490,329	—	—	—	5,490,329
Translation Adjustment	—	—	—	—	—	—	—	—	(1,318,615)	—	—	(1,318,615)	(1,318,615)
Deferred loss recognized in cost of production during the period	—	—	—	—	—	—	—	—	174,537	—	—	174,537	174,537
Derivative unrealized gain	—	—	—	—	—	—	—	—	28,874	—	—	28,874	28,874

Total comprehensive loss													(3,748,203)

Balance, September 30, 2004 (unaudited as restated)	12,864,321	12,865	52,852	(283,394)	1,180,868	(1,048,390)	27,414,003	—	(15,735,805)	(3,838,259)	3,107,930	10,809,818

Cash dividends on preferred stock of Pipasa	—	—	—	—	—	—	—	—	—	(7,255)	—	(7,255)
Cancellation of Pipasa’s preferred stock, net	—	—	—	—	(1,048,390)	1,048,390	—	—	—	—	—	—
Stock options granted	—	—	—	—	—	—	110,055	—	—	—	—	110,055
Distributions to stockholders - property acquired in excess of basis	—	—	—	—	—	—	—	—	—	(4,662,189)	—	(4,662,189)
Appropriation of retained earnings	—	—	—	—	—	—	—	—	—	(625,872)	625,872	—
Net income	—	—	—	—	—	—	—	—	—	4,838,138	—	4,838,138	4,838,138
Translation Adjustment	—	—	—	—	—	—	—	—	(1,408,891)	—	—	(1,408,891)	(1,408,892)
Derivative unrealized loss	—	—	—	—	—	—	—	—	(104,100)	—	—	(104,100)	(104,100)

Total comprehensive loss													$3,325,146

Balance, September 30, 2005 (unaudited)	12,864,321	$12,865	52,852	($283,394)	$132,478	—	$27,524,058	—	($17,248,796)	($4,295,437)	$3,733,802	$9,575,576

The accompanying notes are an integral part of these consolidated financial statements.

RICA FOODS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended September 30, 2005, 2004 and 2003

	2005	2004	2003
	(unaudited)	(unaudited as restated)	(unaudited as restated)
Cash flows from operating activities:
Net income (loss)	$4,838,138	$(2,632,999)	$(37,094)
Adjustments to reconcile net income (loss) to net cash provided by (used in) by operating activities - continuing operations:
Net (gain) loss from discontinued operations	(36,549)	258,280	193,494
Depreciation and amortization	3,395,795	3,419,902	3,425,290
Production poultry	4,196,421	3,657,620	3,531,655
Uncollected sale of equipment	—	—	63,588
Allowance for inventory obsolescence	(21,884)	173,332	—
Issuance of stock options	110,055	—	—
Derivative unrealized loss (gain)	(104,100)	203,412	(114,823)
Gain on sale of productive assets	—	(95,492)	(44,825)
Deferred income tax	(393,322)	(309,937)	108,483
Provision for doubtful receivables	256,334	105,326	308,765
Amortization of deferred debt costs	24,463	117,063	121,001
Minority interest	—	43,644	68,975
Changes in operating assets and liabilities:
Notes and accounts receivable	(1,232,875)	3,523,158	71,065
Inventories	(5,263,333)	(4,718,883)	(3,548,614)
Prepaid expenses	108,502	(115,873)	170,557
Accounts payable	3,684,087	(8,198,643)	(1,796,152)
Accrued expenses	(349,488)	(200,025)	(253,742)
Long-term receivables-trade	—	494,294	195,406

Net cash provided by (used in) operating activities - continuing operations	9,256,244	(4,275,821)	2,463,029
Net cash provided by operating activities from discontinued operations	423,988	188,729	119,031

Net cash provided by (used in) operating activities	9,680,232	(4,087,092)	2,582,060

Cash flows from investing activities:
Short-term investments	25,840	1,043,461	22,965
Long-term investments	207,837	769,547	(79,998)
Additions to property, plant and equipment	(5,528,839)	(4,942,726)	(4,490,091)
Proceeds from sales of productive assets	(944,269)	594,264	1,062,949
Change in other assets	1,676,391	(231,782)	(1,057,015)
Due from stockholders	(624,307)	5,942,565	(2,231,068)

Net cash provided by (used in) investing activities - continuing operations	(5,187,347)	3,175,329	(6,772,258)
Net cash used in investing activities from discontinued operations	(112,555)	(83,222)	(76,582)

Net cash provided by (used in) investing activities	(5,299,902)	3,092,107	(6,848,840)

The accompanying notes are an integral part of these consolidated financial statements.

RICA FOODS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Years ended September 30, 2005, 2004 and 2003

	2005	2004	2003
	(unaudited)	(unaudited as restated)	(unaudited as restated)
Cash flows from financing activities:
Preferred stock cash dividends	(7,255)	(120,107)	(200,459)
Distributions to stockholders	—	—	(2,228,755)
Short-term financing:
New loans	36,950,908	51,223,376	41,013,389
Payments	(33,748,812)	(78,264,779)	(20,855,551)
Long-term financing:
New loans	10,750,331	42,114,414	1,793,455
Payments	(14,969,027)	(16,049,987)	(15,568,952)

Net cash provided by (used in) financing activities - continuing operations	(1,023,855)	(1,097,083)	3,953,127
Net cash used in financing activities from discontinued operations	—	(240,496)	(60,866)

Net cash provided by (used in) financing activities	(1,023,855)	(1,337,579)	3,892,261

Effect of exchange rate changes on cash and cash equivalents	21,175	1,745,690	808,147

Increase (decrease) in cash and cash equivalents	3,377,650	(586,874)	433,628
Cash and cash equivalents at beginning of period	1,488,340	2,075,214	1,641,586

Cash and cash equivalents at end of period	$4,865,990	$1,488,340	$2,075,214

Supplemental disclosures of cash flow information:
Cash paid during period for:
Interest	$5,265,469	$4,433,934	$5,795,125
Income taxes	$327,144	$167,361	$650,524
Supplemental Schedule of non-cash activities:
Benefits to Chief Executive Officer	$—	$—	$382,315
Purchase of assets from Indavinsa	$1,612,359	$—	$—
Receivable from Indavinsa given in consideration for assets acquired	$5,225,481	$—	$—
Note payable to Indavinsa for acquisition of assets	$1,049,067	$—	$—
In-kind dividends recorded on purchase of assets from Indavinsa	$4,662,189	$—	$—
Reclassification of debt incurred for related parties and amounts due from related parties upon satisfaction of debt by the related party	$—	$—	$5,313,701
Repurchase of Preferred Shares in exchange for notes from related parties	$—	$1,052,456	$—
Cancellation of preferred stock held in treasury	$1,048,390	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Rica Foods, Inc. (the “Company”), formerly Quantum Learning Systems, Inc., was incorporated under the laws of the State of Utah on February 6, 1986 and filed a public offering in 1987. In April 1994, the Company changed its state of incorporation from Utah to Nevada. During the fiscal year ended September 30, 2005, the Company’s operations were principally conducted through its sole 100% owned subsidiary while during the fiscal years ended September 2004 and 2003, the Company’s operations were principally conducted through its 100% owned subsidiaries, Corporation Pipasa, S.A. and subsidiaries (“Pipasa”) and Corporation As de Oros, S.A. and subsidiary (“As de Oros”). Effective October 1, 2004, As de Oros merged with and into Pipasa (the “Merger”). Pursuant to the Merger and in accordance with Costa Rican law, all assets, liabilities, rights and obligations of As de Oros were transferred to and assumed by Pipasa. The Merger was accounted for as entities under common control, whereby Pipasa recognized the assets and liabilities of As de Oros that were merged at their book value as of the date of the Merger (i.e., there has been no step up in basis). Accordingly, the Merger did not have any effect on the consolidated financial statements of the Company. As of the date of the Merger, all As de Oros issued preferred shares had been repurchased, and there was no minority interest outstanding in As de Oros.

Pipasa’s primary business is derived from the production and sale of broiler chickens, processed chicken and chicken, beef and pork by-products, commercial eggs, and premixed feed and concentrate for livestock and domestic animals. Presently, Pipasa owns one hundred twenty-one urban and rural outlets and twelve distribution hubs throughout Costa Rica, four modern processing plants and four animal feed plants.

In April 1996, Pipasa, entered into an agreement and plan of reorganization with the Company, pursuant to which the Company acquired 59.56% of the common stock of Pipasa in exchange for the issuance of 5,191,190 shares of the Company’s common stock to the stockholders of Pipasa. On December 7, 1999, the Company consummated the acquisition of the 40.44% remaining minority interest in exchange for a total of 3,683,595 shares of the Company’s common stock valued at $4.70 per share (as of the date in which the purchase agreement was announced), resulting in an aggregate purchase price of $17,312,897. These acquisitions were accounted for as a reverse acquisition, whereby Pipasa was treated as the accounting acquirer and the Company as the legal acquirer; therefore, first and second acquisitions are under common control. No goodwill resulted from these transactions.

On February 26, 1998, the Company consummated an agreement with Commercial Angui, S.A., a Corporation in Costa Rica (“Angui”), to purchase 56.38% of the outstanding common stock of As de Oros for consideration consisting of a promissory note with a recorded amount of $1.9 million due in January, 2000, and 815,686 shares of the Company’s common stock, having a then current market value of approximately $2.6 million. On November 22, 1999, the Company consummated the acquisition of the remaining 43.62% shares of common stock of As de Oros in exchange for a total of 1,670,921 shares of the Company’s common stock valued at $6.5 million, resulting in an aggregate purchase price of $11.0 million. The Company originally accounted for these acquisitions under the purchase method of accounting; however, it was subsequently determined that these transactions involved common control. (See Note 2)

The Company’s references herein to fiscal years 2005, 2004 or 2003 encompass the years ended September 30, 2005, 2004 and 2003, respectively.

Change in Ownership

On December 22, 2003, Calixto Chaves (“Mr. Chaves”), Monica Chaves (“Ms. Chaves’), Jose Pablo Chaves, Angui and certain other shareholders (the “Selling Shareholders”), sold (the “Stock Sale”) all 9,933,154 shares of the common stock held by the Selling Shareholders (the “Shares”), representing approximately 77.2% of the Company’s issued and outstanding shares of common stock, to Avicola Campesinos, Inc., a Nevada corporation (“Avicola”), for a cash purchase price of approximately $12.5 million.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Accounting Principles

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accounting records of the subsidiaries, Pipasa and As de Oros, which are maintained in Costa Rican colones and in accordance with accounting principles generally accepted in Costa Rica, have been translated into U.S. dollars and converted into U.S. GAAP for consolidation purposes.

Principles of Consolidation

The consolidated financial statements include the accounts of Rica Foods, Inc. and its subsidiary, Pipasa. The following companies, all subsidiaries of Pipasa “Planeta Dorado, S.A. (“Planeta”)”, “Pipasa de El Salvador de C.V.”, “Pipasa de Honduras de C.V.”, “Pipasa de Nicaragua, S.A., and “Maya-Ti Amx, S.A. (“Maya-Ti”)”) have been included in the consolidated financial statements of the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

Reclassifications

Certain reclassifications in the balance sheets, statements of operations, related footnote disclosures and statements of cash flows have been made to prior periods to conform to current presentation.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include but are not limited to the valuation of inventories, impairment of long-lived assets, valuation of deferred tax assets, estimated useful lives of property, plant and equipment, provisions and the possible outcome of litigations and the ultimate collection of customer receivables. Actual results in subsequent periods could differ from management’s estimates.

Foreign Currency Translation

Most of the Company’s transactions take place in Costa Rica and are denominated in local currency, the colon (cent). The exchange rate between the colon and the U.S. dollar is determined in a free exchange market, supervised by the Banco Central de Costa Rica. As of September 30, 2005, 2004 and 2003, commercial exchange rates were, (cent) 487.96, (cent) 448.32, and (cent) 408.88 per $1.00, respectively.

The financial statements of Pipasa have been translated into U.S. dollars on the basis of the colon (cent) as the functional currency, as follows: assets and liabilities have been translated at the commercial exchange rates in effect on the balance sheet dates; minority interest and stockholders’ equity has been translated at historical exchange rates and income and expenses have been translated at average exchange rates in effect during each respective fiscal year. Foreign currency gains and losses resulting from transactions denominated in foreign currencies, including intercompany gains and losses resulting from transactions, are included in the results of operations. The related translation adjustments for each fiscal year, along with the cumulative amounts as of the balance sheets dates, are reflected in the accumulated other comprehensive loss component of the consolidated statements of stockholders’ equity.

Cash, Cash Equivalents and Short-term Investments/Fair Value of Financial Instruments

The Company classifies as cash and cash equivalents all interest-bearing deposits with original maturities of three months or less. The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The carrying value of cash and cash equivalents, short-term investments, notes and accounts receivable, accounts payable, notes payable and due to related parties, are a reasonable estimate of their fair value due to the short-term nature of those instruments. The Company estimates that the carrying value of current portion of long-term debt and long-term debt approximates fair value because interest rates are adjustable based on market interest rates.

Earnings per Share

Earnings per share is computed on the basis of the weighted average number of common shares outstanding according to Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings per Share” (“SFAS 128”). SFAS 128 was intended to simplify the earnings per share computations and make them more comparable from company to company.

Long-term Investments

Long-term investments are comprised of non-marketable equity securities from privately held companies and trust accounts. Equity securities do not exceed 10% participation and are thus recorded at their historical cost. Although market value of the investments in equity securities is not readily determinable, management assesses these investments for other-than-temporary impairment and believes that the fair value of these investments exceeds its carrying amount.

Futures Contracts

Futures and option contracts with original maturities of less than one year are used to hedge fluctuations in corn and soybean meal prices, which are considered to be a hedge against changes in the amount of future cash flows related to commodities purchases. The Company does not enter into derivative transactions for speculative purposes. The Company accounts for its futures transactions in accordance with the SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. The contracts that effectively meet risk reduction criteria according to Company’s policy to determine effectiveness, is reported in accumulated other comprehensive income (loss). No ineffectiveness was recognized on cash flow hedges during fiscal 2005 or 2004. The ineffective portion of the contracts that do not meet risk reduction criteria are recognized in earnings immediately.

Allowance for doubtful accounts

Allowance for doubtful accounts is determined primarily on the basis of past collection experience and evaluation of credit conditions of certain customers. The Company determines terms and conditions of credit for its customers primarily based on: type of product sold, volume purchased by the customer, customer credit-worthiness and past transaction history. Accounts receivables are written-off, once legal counsel has exhausted every legal avenue to collect such receivables, or when management elects to forgo efforts to pursue collection.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the weighted-average method, except for inventory in-transit, which is valued at specific cost.

Live poultry inventory represents breeders and layer hens. Breeder hens produce baby chicks that will subsequently be sold as broilers and layer hens produce commercial eggs. Breeder and layer hen costs are accumulated during their production stage (approximately 20 weeks), which primarily consist of animal feed and labor costs. After breeder and layer hens complete their production stage, their accumulated costs are then amortized over the estimated production lives (approximately 65 weeks for breeder and approximately 80 weeks for layer hens) based on a percentage calculated according to the estimated production cycle of the hen, including a residual value. This amortization is recorded as part of the production costs of the broiler. Breeder and layer hens are not sold as final product. Baby chicks that will be sold as broiler are recorded as part of the in-process inventory while they are in their grow-out stage. After approximately 43 days, chicks in grow-out stage are transferred to the processing plants, where they will be transformed into finished product. Accumulated costs consist primarily of animal feed and labor costs. Production poultry represents the accumulated amortization of breeder and layer hens in their productive stage.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company contracts farmers for its grow-out process. These farmers have a long-term contract with the Company to raise the baby chicks to adult birds. Ownership of the chickens is not transferred to the farmers, and all animal feed, medicine and other expenses incurred are accumulated as live poultry inventory. These farmers are paid according to the weight and quality of the chickens produced, which is recorded as inventory.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Improvements to property, plant and equipment that extend their useful lives are capitalized. Costs for maintenance, repairs and minor renewals are charged to expense when incurred.

Depreciation expense is recorded using the straight-line method over the following estimated useful lives: buildings and facilities-50 years; machinery and equipment from 5 to 20 years. Guidelines used to establish useful life of depreciable assets are primarily tax driven. The Company has reviewed these guidelines and has deemed them appropriate based on assessments made by engineers and past experience, which are consistent with management’s estimates of the useful lives. Land is recorded at cost and is not depreciated.

Costs of leasehold improvements on properties that are accounted for as operating leases are capitalized and amortized over the respective lease term using the straight-line method.

Applicable interest charges incurred during the construction of new facilities are capitalized as one of the cost elements and are amortized over the assets’ estimated useful lives.

Impairment Charges

The Company assesses long-lived assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the undiscounted estimated future cash flows expected to result from its use and eventual disposition. Impairments will be recognized in operating results to the extent that carrying value fair value. The Company did not recognize any impairment losses for the years ended September 30, 2005, 2004 or 2003.

Software Development Costs

The Company capitalizes costs associated with software developed for internal use. The Company accounts for internally developed software according to Statement of Position 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). Under the provisions of SOP 98-1, the Company capitalizes costs associated with software developed for internal use when both the preliminary project stage is completed and management has authorized further funding for the project, which it deems probable of completion and use for the function intended. Capitalized costs include direct costs of materials, services consumed in developing the software, payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project, and interest costs incurred while developing the software.

Capitalization of such costs ceases when the project is substantially completed and ready for its intended use, and is amortized using the straight-line method over a period of five years. Software development costs are regularly reviewed by the Company to determine if an impairment loss should be recognized.

Comprehensive Income (Loss)

The Company reports comprehensive income (loss) in accordance with SFAS No. 130, “Reporting Comprehensive Income”. Accumulated other comprehensive income (loss) includes cumulative translation adjustments and adjustments of commodity future contracts to fair value.

Deferral of Loan Costs

The Company is deferring certain commitment fees and other direct loan origination costs. These charges are being amortized over the contractual life of the related loans.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs amounted to approximately $1,858,000, $933,000, and $658,000 for the fiscal years ended September 30, 2005, 2004 and 2003, respectively. Advertising expenses are included in selling expenses in the accompanying consolidated statements of operations.

Income Taxes

The Company files a tax return in the United States, which does not include the operations of its subsidiary Pipasa. The Company’s subsidiary files individual tax returns in Costa Rica. The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Revenue Recognition

The Company recognizes revenue upon transfer of ownership of the product to the customer which occurs when (i) the product is physically received by the customer, (ii) the Company issues an invoice to the customer which evidences an arrangement between the customer and the Company, (iii) a fixed sales price has been included in such invoice, and (iv) collection from customer is probable. Sales discounts are primarily recorded in the period in which the related sale is recognized. Returned products due to damaged products for which the Company assumes responsibility are minimal and are recorded in the period in which they are received.

Stock Compensation

The Company accounts for its employee stock option plan in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and related interpretations. Compensation expense relating to employee stock options is recorded only if, on the date of grant, the fair value of the underlying stock exceeds the exercise price. The Company adopted the disclosure-only requirements of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), and SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure” (“SFAS No. 148”), which allows entities to continue to apply the provisions of APB No. 25 for transactions with employees and provide pro forma net income and pro forma earnings per share disclosures for employee stock options as if the fair value based method of accounting in SFAS No. 123 had been applied to these transactions.

Impact of Recently Issued Accounting Standards

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 amends Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overhead to inventory be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 did not have a significant impact on the consolidated financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standards Statement (“SFAS”) No.123 (revised 2004), “Share-Based Payment” (“Statement 123(R)”). Statement 123(R) provides investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income (loss) would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. On April 14, 2005, the Securities and Exchange Commission announced the adoption of a rule that defers the required effective date of Statement 123(R) for registrants until the beginning of the first fiscal year beginning after June 15, 2005. The adoption of SFAS 123 (R) did not have a significant impact on the Company’s overall results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29.” The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 153 did not have a material impact on the consolidated financial statements.

In March 2005, the staff of the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107 “Share Based Payment” (“SAB 107”). The interpretations in SAB 107 express views of the staff regarding the interaction between Statement 123(R) and certain SEC rules and regulations, and provide the staff’s views regarding the valuation of share-based payment arrangements for public companies. In particular SAB 107 provides guidance related to share-based payment transactions with non-employees, the transition from public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of Statement 123(R) in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of Statement 123(R), the modification of employee share options prior to adoption of Statement 123(R), and disclosures in Management’s Discussion and Analysis subsequent to adoption of Statement 123(R). The adoption of SAB 107 did not have a significant impact on the Company’s overall results of operations or financial position.

In May 2005, the FASB issued SFAS No.154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3 ” (“SFAS No. 154”). SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. APB Opinion No. 20 “Accounting Changes,” previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005; however earlier adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date of issuance of SFAS No 154. The adoption of SFAS 154 did not have a significant impact on the consolidated financial statements.

In October 2005, the FASB issued FSP 13-1, “Accounting for Rental Costs Incurred during a Construction Period” (“FSP No.13-1”). FSP No.13-1 concludes that rental costs incurred during and after a construction period are for the right to control the use of a leased asset during and after construction of a lessee asset, and that there is no distinction between the right to use a leased asset during the construction period and the right to use that asset after the construction period. Therefore, rental costs associated with ground or building operating leases that are incurred during a construction period should be recognized as rental expense. The rental costs should be included in income from continuing operations. The guidance does not change application of the maximum guarantee test in EITF Issue No. 97-10, “The Effect of Lessee Involvement in Asset Construction.” FSP No.13-1 shall be applied to the first reporting period beginning after December 15, 2005. Early adoption is permitted for financial statements or interim financial statements that have not yet been issued. A lessee shall cease capitalizing rental costs as of the effective date of FSP No.13-1 for operating lease arrangements entered into prior to the effective date of FSP No.13-1. Retrospective application in accordance with FASB Statement No. 154, Accounting Changes and Error Corrections, is permitted but not required. The adoption of FSP No.13-1 did not have a significant impact on the consolidated financial statements.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Instruments” (“SFAS No. 155”) which amends Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS No. 140”). SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. Management is currently evaluating the impact, if any, that SFAS No. 155 will have on the consolidated financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to retained earning as of the beginning of the period of adoption. Management is currently evaluating the impact, if any, that FIN 48 will have on the consolidated financial statements.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. Management is currently evaluating the impact, if any, that SFAS No. 157 will have on the consolidated financial statements.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Management is currently evaluating the impact, if any, that SFAS No. 159 will have on the consolidated financial statements.

2. RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

Restatement Related to Special Investigation Findings

Background

By letter dated September 27, 2005, Mr. Leonardo Lopez Jimenez (“Mr. Lopez”), acting through his counsel, made six specific allegations of undisclosed dealings by the Company and its former directors and/or officers (“Allegations”) and a claim that damages were suffered by him and other shareholders. To address the Allegations, the Company’s Board of Directors (the “Board”) authorized, empowered and directed the Audit Committee of the Board (the “Audit Committee”) to conduct an investigation (the “Investigation”) of the Allegations. Specifically, the Board authorized the Audit Committee to (i) conduct the Investigation, (ii) manage the Company’s response to Mr. Lopez and any other potential litigation or regulatory action related to the Allegations and (iii) review the Allegations to determine other facts reasonably necessary to allow the Company and its advisers to determine the appropriate actions necessary or desirable in connection therewith.

On October 18, 2005, the Audit Committee created a special committee (“Committee”) to conduct the Investigation, manage any resulting litigation and take any additional action that the Committee determined to be necessary. The Committee retained outside counsel and accounting experts to assist with the Investigation and directed the current Chief Financial Officer and General Counsel to assist outside counsel and the accounting experts.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

On November 14, 2005, the Committee instructed outside counsel to contact the SEC and the Company’s independent auditors at that time (“Auditors”) and apprise them generally of the Investigation and the subject matter thereof. The Committee further instructed outside counsel to contact the American Stock Exchange, where the Company’s shares were publicly traded, on December 12, 2005.

On December 15, 2005, the Board determined that the Company’s audited and unaudited financial statements and related Auditors’ reports dating back to December 1999 should no longer be relied upon. On the same date, the Company received written notice from its Auditors stating that, in light of the information communicated by the Committee and its investigative team regarding the Allegations, the Auditors had, effective December 15, 2005, withdrawn their audit reports dated December 27, 2004, December 29, 2003 and May 23, 2003 for the Company's financial statements for the fiscal years ended September 30, 2004, 2003 and 2002, respectively.

Scope of the Investigation

The Investigation included interviews, forensic analysis and reviews of historical filings with the SEC. The Investigation also included various meetings with the Auditors, the SEC and the Board. During the course of the Investigation, it was determined that the Allegations claiming that undisclosed related party transactions and self-dealing transactions had occurred were, for the most part, accurate and that additional instances of similar transactions had occurred.

On April 23, 2007, outside counsel and the outside accounting experts presented their findings to the Committee, and on April 24, 2007, the Committee presented its recommendations to the Board.

Findings of the Committee

During the course of the Investigation it was determined that the Allegations and other issues learned during the Investigation principally involved certain types of related party transactions, including (i) acquisitions by the Company of encumbered assets, (ii) pledges of corporate assets to collateralize non-Company debt, (iii) the Company becoming primary obligor on non-Company debts, (iv) guarantees by the Company of non-Company debts, (v) improperly recorded carryover basis and (vi) other accounting and disclosure issues. The following provides disclosure related to the transactions that the Committee recommended be disclosed in connection with these unaudited consolidated financial statements.

Transactions involving acquisitions by the Company of encumbered assets: In two particular cases the Company acquired assets that it believed to be free-and-clear of any encumbrances when, in fact, the assets were encumbered. First, on December 7, 1999, the Company purchased the remaining 40.44%, or 1,840,000 shares of common stock, of Pipasa to complete its acquisition of 100% of Pipasa’s issued and outstanding common stock. However, 1,590,000 of those 1,840,000 shares of Pipasa common stock had been pledged since October 1997 as collateral for loans from a third party bank to Mr. Chaves and an entity owned by Mr. Chaves. Those loans were repaid on June 25, 2004 by a party related to Mr. Chaves and the shares of Pipasa held by the third party bank in connection with the pledge were returned to the Company on June 28, 2004.

The terms of this pledge were not previously disclosed. The nature of the pledge was as follows:

•	The pledge was viewed as a limited guarantee to the extent of the lesser of the outstanding loan balances or the value of the shares.

•

This limited guarantee resulted when Mr. Chaves caused the Company to consummate the acquisition of the 1,840,000 shares from an entity controlled by him while representing, as the seller, that those shares were “free and clear” when, in fact, they were not.

•	There was no apparent benefit to the Company by allowing the purchased shares to remain pledged as security on related party debts.

•

The term of the pledge matched the underlying debt terms; however, the shares remained pledged only from the date of acquisition until June 2004, when the debts were repaid by the related party and the shares were returned to the Company.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

•	Events and circumstances that could have required the Company to perform under this guarantee included an instance of default by the related party on either of the loans secured by the Pipasa stock.

•

The maximum potential exposure to the Company under the pledge was the lesser of the debt or fair value of the 1,590,000 pledged shares. The Company was not privy to the varying loan amounts, and it does not presently have access to the books and records of those then-related parties. However, it is known that the guaranteed loan balances aggregated $6.8 million at inception in October 1997. The value of the Pipasa shares pledged was approximately $11.9 million, based upon the total consideration of $13.8 million paid for 1,840,000 shares.

Second, in October 2002, Pipasa purchased real property for $1.6 million from an entity controlled by Mr. Chaves. The transaction was atypical in that it was a private sale not recorded in the public records of Costa Rica. Unbeknownst to Pipasa at the time of acquisition (other than to Mr. Chaves), the property had a basis on the books of the seller of approximately $450,000 and was pledged into a trust that served to guarantee a $2.7 million loan to an outside entity controlled by Mr. Chaves. The property remained pledged through January 2003, when it was released from that trust to be used by Pipasa to secure a $585,000 loan.

The terms of this pledge were not previously disclosed. The nature of the first pledge was as follows:

•	The pledge was viewed as a limited guarantee to the extent of the lesser of the outstanding loan balance or the value of the real property.

•	This limited guarantee resulted when Mr. Chaves caused Pipasa to consummate the acquisition of the real property notwithstanding that it was subject to a pledge.

•	There was no apparent benefit to the Company by allowing the real property to remain pledged to secure a related party debt.

•

The term of the pledge matched the underlying debt terms; however, the real property remained pledged only until January 2003, when the debt was repaid by a related party and the real property was released for use by the Company.

•	Events and circumstances that could have required the Company to perform under this guarantee included an instance of default by the entity controlled by Mr. Chaves.

•

The maximum potential exposure to the Company under the pledge was the fair value of the real property pledged. The Company was not privy to the varying loan amounts, and it does not presently have access to the books and records of the entity controlled by Mr. Chaves. However, it is known that the guaranteed loan balance approximated $2.7 million at its inception in October 2002.

•	The Company obtained an appraisal at the time of acquisition of the real property indicating its value was approximately $1.6 million.

Transactions involving pledges of corporate assets to collateralize non-Company debts: There were four series of transactions through which the Company guaranteed certain non-Company debts and pledged Company assets to collateralize those debts. The first occurrence related to a long-term investment in the common stock of privately held companies (“Investment Shares”) acquired by the Company in 1996 for an aggregate amount of approximately $5 million. During April 2001, the Company placed the Investment Shares into a guarantee trust that was formed specifically to secure a $5.0 million loan from a third party bank to a corporation controlled by Mr. Chaves. The underlying debt was repaid by a party related to Mr. Chaves on July 24, 2004, and the Investment Shares were returned to the Company in August 2004.

The terms of this pledge were not previously disclosed. The nature of the pledge of Investment Shares was as follows:

•	The pledge was viewed as a limited guarantee to the extent of the lesser of the outstanding loan balance or the value of the Investment Shares.

•	This limited guarantee resulted when Mr. Chaves caused the Company to pledge the Investment Shares while there was no apparent benefit to the Company.

•

The term of this pledge matched the underlying debt terms; however, the Investment Shares remained pledged only from the date of the pledge in April 2001 until July 2004, when the debt was repaid by a party related to Mr. Chaves and the Investment Shares were returned to the Company.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

•	Events and circumstances that could have required the Company to perform under this guarantee included an instance of default by the corporation controlled by Mr. Chaves.

•

The maximum potential exposure to the Company under the pledge was the fair value of the Investment Shares at any point in time. The Company was not privy to the varying loan amounts, and it does not presently have access to the books and records of the corporation controlled by Mr. Chaves. However, it is known that the guaranteed loan balance aggregated $5.0 million at its inception in April 2001 and was $4.3 million when paid off by a party related to Mr. Chaves in July 2004.

The second occurrence related to a series of transactions wherein the Company pledged several certificates of deposit (“CD’s”) issued by four different financial institutions aggregating approximately $2.4 million to secure loans from those four financial institutions to various entities controlled by Mr. Chaves. These pledges occurred and were outstanding beginning in January 2001 and continued through December 2003. CD’s aggregating approximately $2 million in principal amount were released from the pledges and returned to the Company in December 2003, while one CD for approximately $400,000 in principal amount was returned to the Company in March 2004. Once pledged, the CDs were no longer within the control of the Company; therefore they no longer qualified as “assets” of the Company. Accordingly, for each balance sheet date when the CD’s were in control of the secured parties, the Company should not have presented the CD’s as investments, but rather, as receivables from the various entities controlled by Mr. Chaves. The effect of this correction was a reclassification of the CD’s from “cash and cash equivalents” and “short term investments” to “due from related parties” at the relative points in time. However, there is no impact to net income or net assets as a result of the reclassification.

The third occurrence related to transactions involving a pledge of Company-owned real property to collateralize non-Company debt. Specifically, in April 1998, two entities controlled by Mr. Chaves created a trust to guarantee loans made to those entities aggregating approximately $1.3 million. In April 2000, the aggregate debt increased to approximately $2.7 million and a third entity controlled by Mr. Chaves replaced the two prior entities as the primary debtor secured by the trust. At this point, two Company-owned properties, carried at approximately $750,000, were pledged to this trust to serve as collateral for the loans. One of the Company-owned pledged properties was sold by the Company in early 2002, while the other Company-owned property remained pledged until July 2004, when it was released from pledge to the Company.

The terms of this pledge were not previously disclosed. The nature of the pledge of the properties was as follows:

•	The pledge was viewed as a limited guarantee to the extent of the lesser of the outstanding loan balances or the aggregate value of the properties.

•	This limited guarantee resulted when Mr. Chaves caused the Company to pledge the properties while there was no apparent benefit to the Company.

•	The term of this pledge matched the underlying debt terms; however, the properties remained pledged only until early 2002 for one property and mid-July 2004 for the other.

•	Events and circumstances that could have required the Company to perform under the guarantee included an instance of default by the entities controlled by Mr. Chaves.

•

The maximum potential exposure to the Company under the pledge was the lesser of the loan balance or fair value of the properties at any point in time. The Company was not privy to the varying loan amounts and it does not presently have access to the books and records of the entities controlled by Mr. Chaves. However, it is known that the loan balances aggregated $1.3 million at the inception in 1998, and the aggregate loan balances increased to approximately $2.7 million in 2000.

The fourth occurrence related to a series of transactions beginning in December 2000 when Pipasa borrowed $1.3 million from a third party bank. $350,000 of these loan proceeds was used to acquire a six-month CD with a third party bank. The CD was then pledged to guarantee a debt for an entity controlled by Mr. Chaves. In June 2001, the third party bank foreclosed on the CD and upon foreclosure, the Company recorded $350,000 as a receivable from the entity controlled by Mr. Chaves. Once pledged, the CD was no longer within the control of the Company; therefore it no longer qualified as an “asset” of the Company. Accordingly, for each balance sheet date when the CD was in control of the secured party, the Company should not have presented the CD as an investment, but rather, as a receivable from the entity controlled by Mr. Chaves. Although the CD should have been classified as a receivable from the entity controlled by Mr. Chaves from the time of the pledge, as it was classified that way at the time of foreclosure in June 2001, no restatement is necessary in these unaudited consolidated financial statements.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company became the primary obligor on non-Company debts: In 2001, a third party loaned to an entity controlled by Mr. Chaves approximately $1 million. The debt thereafter grew to as much as $6 million. On April 29, 2002, and again on July 19, 2002, parts of this loan were restructured and Pipasa was substituted as the debtor. In connection therewith, Pipasa executed promissory notes for $3,207,280 and $390,000 in favor of the third party lender. Then, in January 2003, Pipasa entered into a loan agreement with the third party lender for an additional $2.5 million for the benefit of an entity controlled by Mr. Chaves, for which Pipasa never received any of the borrowed funds. In addition to becoming primarily liable on these non-Company debts, the Company pledged real property it had acquired in January 2002 for approximately $2.3 million as collateral for the $2.5 million loan. Ultimately, the third party debts were paid in July 2003 by a trust on behalf of Mr. Chaves.

The terms of this transaction were not previously disclosed. The nature of this transaction was as follows:

•

Although no loan proceeds were received by Pipasa, or any Company entity, in both cases Pipasa was the sole debtor. As such, the Company should have reflected these liabilities and a corresponding receivable due from the entity controlled by Mr. Chaves and made appropriate footnote and cash flow disclosures in the consolidated financial statements for the relevant periods of time.

•	The maximum potential exposure to the Company was the outstanding debt balance at any point in time.

•

These financial statements have been restated to reflect the recordation of this debt and a corresponding amount receivable from the entity controlled by Mr. Chaves. There was no effect on net income or net assets of the Company as a result of this correction.

•	The loan balances aggregated up to $6.1 million at a certain point in time and aggregated $5.3 million when paid off by the trust on behalf of Mr. Chaves in June 2003.

Transactions involving guarantees by the Company of non-Company debts: There were five series of transactions through which the Company guaranteed certain non-Company debts. The first instance relates to a transaction that occurred on March 30, 2001. In that transaction, Pipasa and an entity controlled by Mr. Chaves jointly executed a $1.5 million promissory note payable to a third party bank. All of the proceeds of the loan were received by the entity controlled by Mr. Chaves; however, pursuant to the terms of the promissory note, Pipasa and the entity controlled by Mr. Chaves were jointly and severally liable for repayment of the loan. Notwithstanding that the loan was jointly in the name of the entity controlled by Mr. Chaves and the Company, as a contractual and constructive arrangement existed between the Company and the entity controlled by Mr. Chaves establishing that the Company was not expected to be the primary obligor, this transaction is viewed as a “guarantee” by the Company. Ultimately, the loan was satisfied in November 2003 by a trust on behalf of Mr. Chaves.

The terms of this transaction were not previously disclosed. The nature of the guarantee was as follows:

•

Based on the Committee’s findings related to arrangements between the Company and the entity controlled by Mr. Chaves, co-signing the note is viewed as a guarantee to the extent of the outstanding loan balance.

•	The term of this loan was initially for five years from March 30, 2001.

•	Events and circumstances that could have required the Company to perform under the guarantee would have included an instance of default by the entity controlled by Mr. Chaves.

•

The maximum potential exposure to the Company was the outstanding debt balance at any point in time. The Company was not privy to the varying loan amounts, and it does not presently have access to the books and records of the entity controlled by Mr. Chaves. However, it is known that the loan balance aggregated $1.5 million until it was satisfied in November 2003.

The second transaction in which the Company guaranteed certain non-Company debts relates to a guarantee agreement entered into in 2001 under which Pipasa executed an unlimited guarantee for repayment of all amounts owed by an entity controlled by Mr. Chaves to an outside vendor of that entity. In connection with the continuing guarantee, between December 2001 and February 2002 the Company paid $850,000 directly to the guaranteed party on behalf of the entity controlled by Mr. Chaves. This $850,000 was recorded as due from the entity controlled by Mr. Chaves. On March 23, 2004, the then unpaid balance of approximately $900,000 was paid by the entity controlled by Mr. Chaves to the vendor.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The terms of this transaction were not previously disclosed. The nature of the guarantee was as follows:

•	The term of this loan was indefinite, until cancelled in March 2004.

•

Events and circumstances that could have required the Company to perform under the guarantee included an instance of default by the entity controlled by Mr. Chaves, or a demand by the vendor for payment.

•	The maximum potential exposure to the Company was the outstanding vendor balance at any point in time. The balance outstanding was as follows:

December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003	December 31, 2002	September 30, 2002
(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
$2,279,058	$1,926,951	$902,715	$1,150,913	$1,259,183	$1,212,880

The third series of transactions in which the Company guaranteed certain non-Company debts relates to two guarantee agreements. In this case, Pipasa executed a form of guarantee by endorsing the back of a bill of exchange dated March 14, 2000 relating to a private acquisition of land, buildings and other assets associated with a Nicaraguan processing plant by an entity controlled by Mr. Chaves for $1.7 million. On December 21, 2000, the entity controlled by Mr. Chaves effectuated the acquisition. The acquisition was financed by two loans: one for $1.8 million to acquire the processing plant; the other for $200,000 to be used for working capital. On June 28, 2002, these loans were extended and Pipasa, as authorized by the daughter of Mr. Chaves, issued a guaranty of up to $2.0 million in favor of the third party. These debts were repaid by the entity controlled by Mr. Chaves in March 2004.

The terms of this transaction were not previously disclosed. The nature of these guarantees was as follows:

•	These guarantees resulted when Mr. Chaves’s daughter caused Pipasa to become contingently liable on non-Company debt.

•	The term of these guarantees matched that of the underlying debt terms, which were repaid in March 2004.

•	Events and circumstances that could have required the Company to perform under the guarantee would have included an instance of default by the entity controlled by Mr. Chaves.

•	The maximum potential exposure to the Company was the outstanding debt balance at any point in time. The balance outstanding was as follows:

December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003	December 31, 2002	September 30, 2002
(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
$1,297,856	$1,422,834	$1,587,509	$1,727,339	$1,747,339	$1,747,339

The fourth series of transactions in which the Company guaranteed certain non-Company debts began in October 2000, when Pipasa guaranteed a $4.8 million loan from a third party to an entity controlled by Mr. Chaves. In 2003, the loan was refinanced by two loans aggregated for an amount up to approximately $5 million. In connection with the refinancing, Pipasa guaranteed both loans. In March 2004, the entity controlled by Mr. Chaves paid $2.0 million on these loans, and the remaining balances were refinanced. As a result, the Company was released from its guarantees.

The terms of this transaction were not previously disclosed. The nature of these guarantees was as follows:

•	These guarantees resulted when Mr. Chaves caused the Company to become contingently liable on non-Company debt.

•	The term of these guarantees matched that of the underlying debt terms; however, in March 2004 the Company was released from its guarantees.

•	Events and circumstances that could have required the Company to perform under the guarantees included an instance of default by the entity controlled by Mr. Chaves.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

•	The maximum potential exposure to the Company was the outstanding debt balance at any point in time. The balance outstanding was:

December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003	December 31, 2002	September 30, 2002
(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
$4,490,509	$4,771,166	$5,051,823	$5,051,822	$4,707,035	$4,718,750

The fifth transaction in which the Company guaranteed certain non-Company debts occurred on January 18, 2001, when an entity controlled by Mr. Chaves entered into an agreement with a third party finance company to establish an $872,335 line of credit. As a condition of the agreement, Pipasa was required to, and did, guarantee the obligation. The full amount of the line of credit was borrowed by the entity controlled by Mr. Chaves. The line of credit was repaid by the entity controlled by Mr. Chaves as of March 23, 2004.

The terms of this transaction were not previously disclosed. The nature of the guarantee was as follows:

•	This guarantee resulted when Mr. Chaves caused the Company to become contingently liable on non-Company debt.

•	The term of this guarantee matched that of the underlying debt terms, which was repaid on March 23, 2004.

•	Events and circumstances that could have required the Company to perform under the guarantee included an instance of default by the entity controlled by Mr. Chaves.

•	The maximum potential exposure to the Company was the outstanding debt balance at any point in time. The balance outstanding was as follows:

December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003	December 31, 2002	September 30, 2002
(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
$283,460	$432,861	$432,861	$432,861	$503,663	$577,143

Transactions wherein carryover basis was not properly recorded: There were five groups of transactions in which the Company failed to properly record carryover basis. Instead, certain transactions involving assets that generally should have been recorded by the transferee at carryover basis were instead recorded at stepped-up or fair values.

The first series of transactions occurred in February 1998 and November 1999, upon the initial phase and final phase acquisitions, respectively, of As de Oros, now a wholly owned subsidiary of the Company, from the then controlling shareholder of the Company, Mr. Chaves. When As de Oros was acquired, it was not known that the selling entity was controlled by Mr. Chaves. Therefore, purchase accounting was improperly applied. These financial statements have been restated to reflect the correction of an error in connection with the recording of the acquisition of As de Oros. The effect of the restatement adjustments was to (i) retroactively adjust all assets and liabilities of As de Oros to carryover basis, (ii) remove the goodwill, deferred tax liability, and stepped-up asset values that were recorded upon the acquisition and (iii) retroactively adjust all depreciation expense, amortization expense and related translation adjustments, as necessary. The effect of this restatement is more fully disclosed herein; however, the resulting decrease in net assets of the Company is summarized as follows:

September 30, 2005	September 30, 2004	September 30, 2003	Upon Final Phase Acquisition November 1999	Upon Initial Phase Acquisition February 1998
(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
($2,800,000)	($3,100,000)	($3,600,000)	($8,700,000)	($7,000,000)

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The second series of improperly recorded carryover basis transactions occurred on various dates in 2002 and 2003. This group of transactions relates to a series of real property purchases from various entities controlled by Mr. Chaves that were accounted for at transaction value or purchase price rather than carryover basis. Pursuant to four separate agreements, Pipasa acquired various parcels of land for an aggregate purchase price of approximately $5.5 million. These financial statements have been restated to correct for these errors. The effects of these restatements are more fully disclosed herein; however, the resulting decrease in net assets of the Company at acquisition was $2.8 million, as follows:

As Reflected	As Should Have Been Reflected	Decrease in Net Assets due to Correction
(unaudited)	(unaudited)	(unaudited)
$5,499,450	$2,679,048	($2,820,402)

The third series wherein the Company failed to apply carryover basis accounting occurred on October 25, 2002, when Pipasa entered into an asset purchase agreement with an entity owned by Mr. Chaves’s son to purchase an aircraft. This transaction is viewed as a related party transaction as the selling entity was owned by Mr. Chaves’s son. The specifics of this transaction were not previously disclosed and are summarized as follows:

•	In 2000, the related party entity acquired an aircraft from a third party for approximately $85,000.

•	The Company began renting the aircraft from the related party in late 2001.

•	The Company paid for all upgrades to the aircraft, aggregating approximately $180,000.

•	The Company paid for all repairs and maintenance necessary on the aircraft.

•	The Company leased the aircraft from the related party for approximately 23 months for amounts aggregating in excess of $800,000.

•	In October 2002, the Company acquired the aircraft for approximately $290,000.

The effects of this restatement are more fully disclosed herein however, the resulting decrease in net assets of the Company at acquisition was $205,000, as follows:

As Reflected	As Should Have Been Reflected	Decrease in Net Assets due to Correction
(unaudited)	(unaudited)	(unaudited)
$290,000	$85,000	($205,000)

The fourth series of transactions in which the Company failed to apply carryover basis accounting began in June 1998, when a subsidiary of the Company purchased two properties for an aggregate amount of approximately $1 million from an entity thought to be a third party entity. However, it was determined that the seller of these properties was controlled by Mr. Chaves. As such, these transactions should have been recorded at a carryover basis of approximately $300,000. The related party nature of this transaction was not previously disclosed. To correct for this error, the Company adjusted the carrying amount of the real property to an amount equal to the original basis of the seller. The effects of these restatements are more fully disclosed herein; however, the resulting decrease in net assets of the Company at acquisition date as a result of the correction was approximately $700,000.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The fifth series of transactions in which the Company failed to apply carryover basis accounting began on December 27, 2004, when the Company entered into an asset purchase agreement for the acquisition of certain assets from an entity believed to be a third party. However, it was later determined that the selling entity was controlled by Mr. Chaves. As such, the assets should have been recorded at carryover basis. The assets acquired were principally comprised of property, equipment and intangible assets related to the selling entity’s animal feed concentrate segment. The purchase price of approximately $6.3 million was comprised of the Company’s cancellation of approximately $5.3 million of receivables owed by the controlled entity to the Company plus approximately $1 million recorded as an amount payable to the controlled entity. The related party nature of this transaction was not previously disclosed. This segment was initially purchased by the selling entity for approximately $1.7 million, and improvements of approximately $700,000 were made by that entity. After the effect of depreciation, amortization and translation adjustments, the purchase price in excess of the seller’s carryover basis was approximately $4.7 million. Accordingly, in these financial statements the Company corrected the carrying amount of the assets to equal the original basis of the seller. As more fully discussed herein, this restatement resulted in a decrease in net assets of $4.5 million as of September 30, 2005, and $4.7 million at the time of the acquisition, as follows:

Asset	As Initially Recorded	Carryover Basis Amount	Decrease in Net Assets due to Correction
	(unaudited)	(unaudited)	(unaudited)
Fixed assets	$5,456,000	$1,612,000	$(3,844,000)
Intangible assets	818,000	0	(818,000)

	$6,274,000	$1,612,000	$(4,662,000)

Transactions involving other accounting and disclosure issues: There were a variety of other transactions that occurred for which errors in the initial recordation were made or for which the Company believes disclosures should have been made in previous filings and those disclosures were not made.

The first transaction related to the sale of a certain parcels of land owned by the Company to an entity controlled by Mr. Chaves for an amount believed to be significantly below fair value. The related party nature of this transaction was not disclosed and the relevant details of the transaction were not disclosed. Specifically, in December 2001, certain former members of management effectuated the sale of a parcel of Company-owned land to a third party entity for $1,574,800 in a three-party transaction through a shell company. Proceeds received by the Company from this sale aggregated only $441,442, while net proceeds received by the shell company aggregated $1,133,000. The significant disparity between the consideration paid on the sale by the third party and the amount received by the Company raised suspicion that the shell company may be an entity controlled by Mr. Chaves. The investigation concluded with reasonable certainty that the shell company was an entity controlled by Mr. Chaves and that the three-party transaction was structured specifically to divert $1,133,000 to Mr. Chaves. While the Company is pursuing collection of the amount diverted to Mr. Chaves, there is no certainty that this or any other amount will be recovered.

The economic reality of this transaction is that but for the diversion of funds, the Company would have realized an accounting gain on the property of $955,000 and would have collected an additional $1.1 million upon the sale.

In addition to the diversion of funds, an accounting error was made upon the sale of the land. Specifically, upon recordation of the sale, the Company improperly removed the carrying cost of a separate property and house from its books and records notwithstanding that it was still owned by the Company. This resulted in the recordation of the wrong cost of the property sold thereby overstating the loss on the sale in 2001. In addition, the Company determined the son of Mr. Chaves lived, and continues to live in the house on the property. Upon discovery of these facts, the Company entered into a series of agreements with the son of Mr. Chaves under which $50,000 in back rent was paid to the Company in November 2006. In February 2007, Mr. Chaves’s son purchased the house from the Company for $300,000.

The restatements made to these financial statements to correct this accounting error resulted in a reduction in both property and equipment and retained earnings of $124,000 as of the sale date in 2001.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A second transaction for which the related party nature and relevant details were not properly disclosed relates to the acquisition by the Company of land from an entity controlled by Mr. Chaves for an amount that may have been in excess of fair value. Specifically, in 2003, the Company acquired land for approximately $900,000, the purchase price of which was supported by an appraisal obtained at the time of the acquisition. However, during the course of the investigation, it was determined that the appraisal obtained in support of the transaction may not have been legitimate and that the fair value of the land acquired was likely less than the purchase price paid. Notwithstanding that the purchase price may have been in excess of fair value a the time, since these financial statements have been corrected to adjust the carrying cost of this property to carryover basis of $405,000 (discussed above), there is no impairment adjustment necessary in connection therewith.

A third transaction involving other accounting and disclosure issues relates to the Company’s lease of an aircraft from an entity controlled by the son of Mr. Chaves. In addition to the error in accounting for the purchase of this aircraft as discussed above, subsequent to that purchase, the entity controlled by Mr. Chaves continued to bill the Company for rent of the aircraft previously under lease. The Company paid these invalid invoices. As a consequence, the Company overpaid approximately $150,000 in rental charges. The Company pursued collection of the amount diverted to Mr. Chaves’s son and, in 2007, the full amount was recovered.

A fourth such transaction relates to a related party loan that was not disclosed. During December 2000, the Company borrowed $500,000 from a third party lender and concurrently loaned that amount to an entity controlled by Mr. Chaves. Between February and June 2001, the entity controlled by Mr. Chaves repaid $250,000 of the amount directly to the third party lender and in December 2004, repaid the remaining $250,000 to the Company. The entity controlled by Mr. Chaves also paid all interest on the $500,000.

A fifth series of related party transactions that was not previously disclosed as such relates to transactions beginning in August 2001, when Pipasa borrowed $480,000 from a third party bank and used the proceeds to open a one month CD that was pledged as collateral for a loan to a related party. Then in September 2001, Pipasa borrowed an additional $400,000 from the third party bank and used the proceeds from this loan to open a six-month CD that was pledged as collateral for a loan to the related party. Pipasa refinanced these two loans in April 2002 with a new loan for $700,000. The loan was guaranteed by a promissory note and a guarantee trust with six properties owned by an entity controlled by Mr. Chaves, including one property used by a radio station controlled by Mr. Chaves.

Debt Covenants: It is possible that had the financial statement errors discussed herein not occurred, it would have become apparent that the Company was in violation of certain debt covenants at various points in time. However, during the periods effected, there was no default interest assessed by third party lenders and no loans were called upon for immediate payment.

No contemporaneous documentation of approval: For all transactions requiring restatement and/or additional disclosure, there is no contemporaneous documentation to confirm that the Board was aware of any of the terms of such transactions leading to the accounting and disclosure errors discussed herein. Although there is documentation indicating the Board was aware of certain such transactions, there is no contemporaneous documentation to confirm the Board was aware of (i) the related party nature of the transactions, (ii) the self-dealing nature of the transactions, (iii) that certain related party transactions were at unfavorable or unfair values or (iv) the errors in recordation of certain transactions.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Accounting Impact: The table below summarizes the impact to certain financial statement accounts and classes resulting from errors discussed herein. All dollar amounts are presented in thousands:

	Decrease to Assets	Decrease to Liabilities	Decrease to Stockholders’ Equity	Increase to Net income (loss)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cumulative effect as of September 30, 2002	$(10,787,445)	$(2,078,674)	$(8,708,771)	$6,713,699
As of, and year ended September 30, 2003	(11,972,728)	(2,078,674)	(9,894,054)	761,817
As of, and quarter ended December 31, 2003	(11,584,770)	(2,078,674)	(9,506,096)	191,301
As of, and quarter ended March 31, 2004	(11,289,794)	(2,078,674)	(9,211,120)	191,151
As of, and quarter ended June 30, 2004	(11,004,439)	(2,078,674)	(8,925,765)	191,019
As of, and year ended September 30, 2004	(10,772,417)	(1,924,148)	(8,848,269)	764,474
As of, and quarter ended December 31, 2004	(15,080,010)	(1,841,443)	(13,238,567)	196,477
As of, and quarter ended March 31, 2005	(14,775,579)	(1,836,284)	(12,939,295)	256,155
As of, and quarter ended June 30, 2005	(14,257,192)	(1,798,689)	(12,458,503)	339,977

Other Considerations relative to the Investigation

Procedural and Remedial Actions: As of the time of the filing of this Current Report Form 8-K, the Company’s management has implemented a number of remediation efforts related to its consolidated financial statements. These items include:

•	Restating the Company’s consolidated financial statements based on the Committee’s findings;

•	Disclosing the previous transactions and events which triggered the need to restate the consolidated financial statements;

•	Initiating the pursuit of the collection of monies owed to the Company by Mr. Chaves, the former Chief Executive Officer, Chairman of the Board and majority stockholder of the Company; and

•

Improving the accounting controls and processes regarding consolidation and reporting on financial situation, including identifying and reporting properly transactions with related parties and potential related parties.

The Audit Committee and the Board also committed procedural enhancements in light of the Committee’s findings. These procedural enhancements include:

•

Following the recommendation of the Company’s then independent auditors, approving the broadening of the scope of the audit conducted by the Company’s independent auditors to expand the audit tests performed in all of the main areas of the Company, among others, but specifically in the areas of inventory, accounts receivable, revenue and debt;

•	Expanding the Board to accommodate additional independent directors;

•	Appointing three new independent directors to each of the Board and the Audit Committee;

•	Appointing an independent director to serve as Chairman of the Board;

•	Creating the Corporate Governance Committee to monitor the Company’s and the Board’s compliance with all applicable rules, regulations and laws; and

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

•	Adopting corporate governance guidelines to form a framework of governance for the Company.

Personnel Remediation: Based on certain facts and findings of the Committee during the course of the Investigation, the Company took a number of actions with respect to its personnel. These items include:

•	Removing Pipasa’s controller from his position as controller;

•	Restricting the authority of Pipasa’s former controller and the authority of the Head of the Production Department by removing their power of attorney rights;

•	Appointing a new controller;

•	Terminating the then in-house general counsel; and

•	Beginning a series of securities disclosure seminars designed to enhance and update the Board members’ knowledge of disclosure rules.

Costs of the Investigation and Restatement: The Company has incurred substantial expenses related to the Committee’s investigation and the Company’s analysis of this restatement issue. The Company has incurred approximately $3.9 million in costs for legal fees, external audit firm fees and external consulting fees through January 31, 2008.

Regulatory Matters: The Company reported the Committee’s findings to the Securities and Exchange Commission and continues to cooperate with the Securities and Exchange Commission regarding matters relating to the Committee’s review.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Restatement Impact on the Consolidated Financial Statements

The following tables reconcile the Company’s Consolidated Balance Sheet as of June 30, 2005, and the related Consolidated Statements of Operations for the nine and three months then ended from the previously reported (adjusted for discontinued operations) results to the restated results.

	June 30, 2005
	As Previously Reported	Adjustments		As Restated
	(unaudited)	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,545,244	$—		$3,545,244
Notes and accounts receivable, net	11,220,169	(282,334)[c,e]		10,937,835
Due from related parties	—	366,674	[c]	366,674
Inventories, net	16,144,406	—		16,144,406
Deferred income taxes	452,455	—		452,455
Prepaid expenses	764,135	—		764,135
Current assets from discontinued operations	237,484	—		237,484

Total current assets	32,363,893	84,340		32,448,233
Property, plant and equipment	36,508,349	(10,606,307)[a,b]		25,902,042
Long-term investments	2,590,175	—		2,590,175
Other assets	5,732,098	(1,824,576)[b]		3,907,522
Goodwill	1,328,961	(1,328,961)[b]		—
Assets from discontinued operations	1,496,551	(581,688)[b]		914,863

Total assets	$80,020,027	$(14,257,192)		$65,762,835

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,096,295	$—		$11,096,295
Accrued expenses	3,091,776	—		3,091,776
Notes payable	11,362,915	—		11,362,915
Current portion of long-term debt	3,291,101	—		3,291,101

Total current liabilities	28,842,087	—		28,842,087
Long-term debt, net of current portion	27,846,756	—		27,846,756
Deferred income tax liability	1,826,625	(1,798,689)[b]		27,936

Total liabilities	58,515,468	(1,798,689)		56,716,779
Commitments and contingencies
Stockholders’ equity:
Common stock - 20,000,000 shares authorized; 12,864,321 issued; 12,811,469 outstanding	12,865	—		12,865
Preferred stock - 20,000 shares issued and outstanding	132,478	—		132,478
Additional paid-in capital	25,910,995	1,613,063	[d]	27,524,058
Accumulated other comprehensive loss	(17,026,056)	110,809	[a,b,d,e]	(16,915,247)
Retained earnings (losses)- unappropriated	12,273,184	(16,272,717	)a, b, [d,e,f]	(3,999,533)
Retained earnings - appropriated	484,487	2,090,342	[f]	2,574,829

	21,787,953	(12,458,503)		9,329,450
Less:
Treasury common stock, at cost - 52,852 held in treasury	(283,394)	—		(283,394)

Total stockholders’ equity	21,504,559	(12,458,503)		9,046,056

Total liabilities and stockholders’ equity	$80,020,027	$(14,257,192)		$65,762,835

(a)	Adjustment increasing assets and stockholders’ equity by $86,666 related to property incorrectly written-off by the Company.

(b)	Adjustments decreasing assets and liabilities and stockholders’ equity by $14,428,197 related to transactions wherein the carryover basis was not properly recorded by the Company.

(c)	Reclassification of related party receivables of $366,674 due to improper classification in previous filings.

(d)	Correction of accounting for sale of Pipasa and As de Oros preferred stock (See Note 4).

(e)	Correction of accounts receivable of $84,340.

(f)	Reclassification of appropriated retained earnings previously included in unappropriated retained earnings.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Nine Months Ended June 30, 2005
	As Previously Reported	Adjustments	As Restated
	(unaudited)	(unaudited)	(unaudited)
Statements of Operations:
Net sales	$113,491,755	$—	$113,491,755
Cost of sales	82,459,894	(285,843)[a]	82,174,051

Gross profit	31,031,861	285,843	31,317,704
Operating expenses:
Selling	14,862,840	(188,338)[a]	14,674,502
General and administrative	7,304,314	(305,146)[a]	6,999,168

Total operating expenses	22,167,154	(493,484)	21,673,670
Income from operations	8,864,707	779,327	9,644,034
Other expenses (income):
Interest expense	3,747,896	—	3,747,896
Interest income	(505,610)	—	(505,610)
Foreign exchange loss, net	949,606	—	949,606
Miscellaneous, net	115,131	—	115,131

Other expenses, net	4,307,023	—	4,307,023
Income from continuing operations before income taxes and minority interest	4,557,684	779,327	5,337,011
Provision for income tax	1,363,102	—	1,363,102

Income from continuing operations before minority interest	3,194,582	779,327	3,973,909
Minority interest	—	—	—

Income from continuing operations	3,194,582	779,327	3,973,909
Income from discontinued operations, net of tax	(13,926)	13,281 [a]	(645)

Net income	3,180,656	792,608	3,973,264
Preferred stock dividends	5,450	—	5,450

Income from continuing operations applicable to common stockholders	$3,175,206	$792,608	$3,967,814

Basic earnings per share:
Net income from continuing operations	$0.25	$0.06	$0.31
Net income from discontinued operations, net of tax	0.00	—	0.00
Extraordinary income, net of tax	0.00	—	0.00

Net income	$0.25	$0.06	0.31

Diluted earnings per share:
Net income from continuing operations	$0.25	0.06	$0.31
Net income from discontinued operations, net of tax	0.00	—	0.00
Extraordinary income, net of tax	0.00	—	0.00

Net income	$0.25	$0.06	$0.31

(a)	Adjustments increasing net income by $792,608 related to a decrease in depreciation for those assets wherein the carryover basis was not properly recorded by the Company.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Three months ended June 30, 2005
	As Previously Reported	Adjustments	As Restated
	(unaudited)	(unaudited)	(unaudited)
Net sales	$38,551,729	$—	$38,551,729
Cost of sales	28,061,109	(95,281)[a]	27,965,828

Gross profit	10,490,620	95,281	10,585,901
Operating expenses:
Selling	5,354,647	(62,779)[a]	5,291,868
General and administrative expense	2,628,980	(177,490)[a]	2,451,490

Total operating expenses	7,983,627	(240,269)	7,743,358
Income from operations	2,506,993	335,550	2,842,543
Other expenses (income):
Interest expense	1,185,900	—	1,185,900
Interest income	(358,558)	—	(358,558)
Foreign exchange loss, net	97,615	—	97,615
Miscellaneous, net	91,117	—	91,117

Other expenses (income), net	1,016,074	—	1,016,074
Income from continuing operations before income taxes and minority interest	1,490,919	335,550	1,826,469
Provision for income tax	390,643	—	390,643

Income from continuing operations	1,100,276	335,550	1,435,826
Income from discontinued operations, net of tax	981	4,427 [a]	5,408

Net income	1,101,257	339,977	1,441,234
Preferred stock dividends	1,850	—	1,850

Net income from continuing operations applicable to common stockholders	$1,099,407	$339,977	$1,439,384

Basic earnings per share:
Net income from continuing operations	0.09	0.02	0.11
Net income from discontinued operations, net of tax	—	—	—
Extraordinary income, net of tax	—	—	—

Net income	$0.09	$0.02	$0.11

Diluted earnings per share:
Net income from continuing operations	0.09	0.02	0.11
Net income from discontinued operations, net of tax	—	—	—
Extraordinary income, net of tax	—	—	—

Net income	$0.09	$0.02	$0.11

(a)	Adjustments increasing net income by $339,977 related to a decrease in depreciation for those assets wherein the carryover basis was not properly recorded by the Company.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables reconcile the Company’s Quarterly Consolidated Balance Sheet as of March 31, 2005, and the related Consolidated Statement of Operations for the three months then ended from the previously reported results (adjusted for discontinued operations) to the restated results.

	March 31, 2005
	As Previously Reported	Adjustments	As Restated
	(unaudited)	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,392,053	$—	$2,392,053
Short-term investments	267,445	—	267,445
Notes and accounts receivable, net	10,171,399	(591,724)[c,e]	9,579,675
Due from related parties	—	677,790 [c]	677,790
Inventories, net	13,275,638	—	13,275,638
Deferred income taxes	434,579	—	434,579
Prepaid expenses	609,781	—	609,781
Current assets from discontinued operations	235,275	—	235,275

Total current assets	27,386,170	86,066	27,472,236
Property, plant and equipment	36,975,498	(11,050,328)[a,b]	25,925,170
Long-term investments	2,644,649		2,644,649
Other assets	6,948,363	(1,868,437)[b]	5,079,926
Goodwill	1,356,766	(1,356,766)[b]	—
Assets from discontinued operations	1,581,628	(586,114)[b]	995,514

Total assets	$76,893,074	$(14,775,579)	$62,117,495

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,820,678	$—	$9,820,678
Accrued expenses	2,552,395	—	2,552,395
Notes payable	8,331,450	—	8,331,450
Current portion of long-term debt	3,173,378	—	3,173,378
Current liabilities from discontinued operations	462,258	—	462,258

Total current liabilities	24,340,159	—	24,340,159
Long-term debt, net of current portion	29,782,356	—	29,782,356
Deferred income tax liability	1,874,835	(1,836,284)[b]	38,551

Total liabilities	55,997,350	(1,836,284)	54,161,066
Commitments and contingencies
Stockholders’ equity:
Common stock - 20,000,000 shares authorized; 12,864,321 issued; 12,811,469 outstanding	12,865	—	12,865
Preferred stock - Class C - 171,400 shares issued and outstanding; 151,400 issued held in treasury	1,742,622	(561,755)[d]	1,180,867
Additional paid-in capital	25,910,995	1,613,063 [d]	27,524,058
Accumulated other comprehensive loss	(16,535,482)	(30,007)[a,b,d,e]	(16,565,489)
Retained earnings (losses)- unappropriated	10,640,675	(16,612,694)[a,b,d,e,f]	(5,972,019)
Retained earnings - appropriated	1,017,588	2,090,343 [f]	3,107,931

	22,789,263	(13,501,050)	9,288,213
Less:
Treasury preferred stock Pipasa - Class C; 151,400 held in treasury preferred stock	(1,610,145)	561,755 [d]	(1,048,390)
Treasury common stock, at cost - 52,852 held in treasury	(283,394)	—	(283,394)

Total stockholders’ equity	20,895,724	(12,939,295)	7,956,429

Total liabilities and stockholders’ equity	$76,893,074	$(14,775,579)	$62,117,495

(a)	Adjustments increasing assets and stockholders’ equity by $88,440 related to property incorrectly written-off by the Company.

(b)	Adjustments decreasing assets and liabilities and stockholders’ equity by $14,950,086 related to transactions wherein the carryover basis was not properly recorded by the Company.

(c)	Reclassification of related party receivables of $667,790 due to improper classification in previous filings.

(d)	Correction of accounting for sale of Pipasa and As de Oros preferred stock (See Note 4).

(e)	Correction of accounts receivable of $86,066.

(f)	Reclassification of appropriated retained earnings previously included in unappropriated retained earnings.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Three months ended March 31, 2005
	As Previously Reported	Adjustments	As Restated
	(unaudited)	(unaudited)	(unaudited)
Net sales	$36,091,105	$—	$36,091,105
Cost of sales	25,995,124	(95,281)[a]	25,899,843

Gross profit	10,095,981	95,281	10,191,262
Operating expenses:
Selling	5,004,823	(62,780)[a]	4,942,043
General and administrative expense	2,291,836	(93,667)[a]	2,198,169

Total operating expenses	7,296,659	(156,447)	7,140,212
Income from operations	2,799,322	251,728	3,051,050
Other expenses (income):
Interest expense	1,232,183	—	1,232,183
Interest income	(62,431)	—	(62,431)
Foreign exchange loss, net	416,570	—	416,570
Miscellaneous, net	(13,457)	—	(13,457)

Other expenses, net	1,572,865	—	1,572,865
Income from continuing operations before income taxes and minority interest	1,226,457	251,728	1,478,185
Provision for income tax	434,123	—	434,123

Income from continuing operations	792,334	251,728	1,044,062
Loss from discontinued operations, net of tax	(115,697)	4,427 [a]	(111,270)

Net income	676,637	256,155	932,792
Preferred stock dividends	1,807	—	1,807

Net income from continuing operations applicable to common stockholders	$674,830	$256,155	$930,985

Basic earnings (loss) per share:
Net income from continuing operations	0.06	0.02	0.08
Net loss from discontinued operations, net of tax	(0.01)	—	(0.01)
Extraordinary income, net of tax	—	—	—

Net income	$0.05	$0.02	$0.07

Diluted earnings (loss) per share:
Net income (loss) from continuing operations	0.06	0.02	0.08
Net income (loss) from discontinued operations, net of tax	(0.01)	—	(0.01)
Extraordinary income, net of tax	—	—	—

Net income	$0.05	$0.02	$0.07

(a)	Adjustments increasing net income by $256,155 related to a decrease in depreciation for those assets wherein the carryover basis was not properly recorded by the Company.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables reconcile the Company’s Quarterly Consolidated Balance Sheet as of December 31, 2004, and the related Consolidated Statement of Operations for the three months then ended from the previously reported results (adjusted for discontinued operations) to the restated results.

	December 31, 2004
	As Previously Reported	Adjustments	As Restated
	(unaudited)	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,171,529	$—	$3,171,529
Short-term investments	433,407	—	433,407
Notes and accounts receivable, net	11,139,151	(587,136)[c,e]	10,552,015
Due from related parties	—	673,443 [c]	673,443
Inventories, net	13,320,790	—	13,320,790
Deferred income taxes	384,769	—	384,769
Prepaid expenses	644,145	—	644,145
Current assets from discontinued operations	444,873	—	444,873

Total current assets	29,538,664	86,307	29,624,971
Property, plant and equipment	38,025,890	(11,311,826)[a,b]	26,714,064
Long-term investments	2,707,712	—	2,707,712
Other assets	7,176,921	(1,879,940)[b]	5,296,981
Goodwill	1,384,011	(1,384,011)[b]	—
Assets from discontinued operations	1,683,713	(590,541)[b]	1,093,172

Total assets	$80,516,911	$(15,080,011)	$65,436,900

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,065,289	$—	$12,065,289
Accrued expenses	2,274,716	—	2,274,716
Notes payable	8,512,548	—	8,512,548
Current portion of long-term debt	3,030,842	(22,870)[c]	3,007,972
Due from related party	39,527	22,870 [c]	62,397
Current liabilities from discontinued operations	599,063	—	599,063

Total current liabilities	26,521,985	—	26,521,985
Long-term debt, net of current portion	31,137,074	(167,714)[c]	30,969,360
Due to related party	289,862	167,714 [c]	457,576
Deferred income tax liability	1,899,954	(1,841,443)[b]	58,511

Total liabilities	59,848,875	(1,841,443)	58,007,432
Commitments and contingencies
Stockholders’ equity:
Common stock - 20,000,000 shares authorized; 12,864,321 issued; 12,811,469 outstanding	12,865	—	12,865
Preferred stock - 171,400 shares issued and outstanding; 151,400 issued held in treasury	1,742,622	(561,755)[d]	1,180,867
Additional paid-in capital	25,910,995	1,613,063 [d]	27,524,058
Accumulated other comprehensive loss	(16,088,343)	(62,493)[a,b,d,e]	(16,150,836)
Retained earnings (losses) - unappropriated	7,875,506	(14,789,138)[a,b,d,e]	(6,913,632)
Retained earnings - appropriated	3,107,930	—	3,107,930

	22,561,575	13,800,323	8,761,252
Less:
Treasury preferred stock Pipasa – Class C; 151,400 held in treasury preferred stock	(1,610,145)	561,755 [d]	(1,048,390)
Treasury common stock, at cost - 52,852 held in treasury	(283,394)	—	(283,394)

Total stockholders’ equity	20,668,036	(13,238,568)	7,429,468

Total liabilities and stockholders’ equity	$80,516,911	$(15,080,011)	$65,436,900

(a)	Adjustments increasing assets and stockholders’ equity by $88,688 related to property incorrectly written-off by the Company.

(b)	Adjustments decreasing assets and liabilities and stockholders’ equity by $15,255,006 related to transactions wherein the carryover basis was not properly recorded by the Company.

(c)	Reclassification of related party receivables/payables due to improper classification in previous filings.

(d)	Correction of accounting for sale of Pipasa and As de Oros preferred stock (See Note 4).

(e)	Correction of accounts receivable of $86,307.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Three months ended December 31, 2004
	As Previously Reported	Adjustments	As Restated
	(unaudited)	(unaudited)	(unaudited)
Net sales	$38,848,921	$—	$38,848,921
Cost of sales	28,403,662	(95,281)[a]	28,308,381

Gross profit	10,445,259	95,281	10,540,540
Operating expenses:
Selling	4,503,371	(62,780)[a]	4,440,591
General and administrative expense	2,383,499	(33,989)[a]	2,349,510

Total operating expenses	6,886,870	(96,769)	6,790,101
Income from operations	3,558,389	192,050	3,750,439
Other expenses (income):
Interest expense	1,329,813	—	1,329,813
Interest income	(84,621)	—	(84,621)
Foreign exchange loss, net	435,421	—	435,421
Miscellaneous, net	37,472	—	37,472

Other expenses (income), net	1,718,085	—	1,718,085
Income (loss) from continuing operations before income taxes and minority interest	1,840,304	192,050	2,032,354
Provision for income tax	538,335	—	538,335

Income from continuing operations	1,301,969	192,050	1,494,019
Income from discontinued operations, net of tax	100,793	4,427 [a]	105,220

Net income	1,402,762	196,477	1,599,239
Preferred stock dividends	1,793	—	1,793

Net income from continuing operations applicable to common stockholders	$1,400,969	$196,477	$1,597,446

Basic earnings per share:
Net income from continuing operations	0.10	0.02	0.12
Net income from discontinued operations, net of tax	0.01	—	0.01
Extraordinary income, net of tax	—	—	—

Net income	$0.11	$0.02	$0.13

Diluted earnings per share:
Net income from continuing operations	0.10	0.02	0.12
Net income from discontinued operations, net of tax	0.01	—	0.01
Extraordinary income, net of tax	—	—	—

Net income	$0.11	$0.02	$0.13

(a)	Adjustments increasing net income by $196,477 related to a decrease in depreciation for those assets wherein the carryover basis was not properly recorded by the Company.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables reconcile the Company’s Quarterly Consolidated Balance Sheet as of September 30, 2004, and the related Consolidated Statements of Operations for the year and three months then ended from the previously reported results (adjusted for discontinued operations) to the restated results.

	September 30, 2004
	As Previously Reported	Adjustments	As Restated
	(unaudited)	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,488,340	$—	$1,488,340
Short-term investments	25,840	—	25,840
Notes and accounts receivable, net	11,653,653	(1,909,983)[c,e]	9,743,670
Due from related parties	—	2,000,000 [c]	2,000,000
Inventories, net	14,934,240	—	14,934,240
Deferred income taxes	395,955	—	395,955
Prepaid expenses	805,476	—	805,476
Current assets from discontinued operations	323,222	—	323,222

Total current assets	29,626,726	90,017-	29,716,743
Property, plant and equipment, net	33,471,820	(7,741,361)[a,b]	25,730,459
Due from related parties	4,588,796	—	4,588,796
Long-term receivables - trade	100,047	—	100,047
Long-term investments	2,982,605	—	2,982,605
Other assets	6,714,858	(1,107,148)[b]	5,607,710
Goodwill	1,418,957	(1,418,957)[b]	—
Assets from discontinued operations	1,699,014	(594,968)[b]	1,104,046

Total assets	$80,602,823	$(10,772,417)	$69,830,406

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,393,703	$—	$8,393,703
Accrued expenses	2,965,291	—	2,965,291
Notes payable	9,886,130	—	9,886,130
Current portion of long-term debt	2,077,827	(23,448)[c]	2,054,379
Due to related parties	53,350	23,448 [c]	76,798
Current liabilities from discontinued operations	633,882	—	633,882

Total current liabilities	24,010,183	—	24,010,183
Long-term debt, net of current portion	34,676,984	(171,948)[c]	34,505,036
Due to related party, long-term	297,181	171,948 [c]	469,129
Deferred income tax liability	1,960,045	(1,924,148)[b]	35,897

Total liabilities	60,944,393	(1,924,148)	59,020,245
Minority interest	343	—	343
Commitments and contingencies
Stockholders’ equity:
Common stock - 20,000,000 shares authorized; 12,864,321 issued; 12,811,469 outstanding	12,865	—	12,865
Preferred stock - Class C: 171,400 issued and outstanding; 151,400 issued held in treasury	1,180,868	—	1,180,868
Additional paid-in capital	25,800,940	1,613,063 [d]	27,414,003
Accumulated other comprehensive loss	(15,587,269)	(148,536)[a,b,d,e]	(15,735,805)
Retained earnings (accumulated deficit) - unappropriated	6,474,537	(10,312,796)[a,b,d,e]	(3,838,259)
Retained earnings - appropriated	3,107,930	—	3,107,930

	20,989,871	(8,848,269)	12,141,602
Less:
Treasury preferred stock Pipasa - Class C: 151,400 held in treasury preferred stock	(1,048,390)	—	(1,048,390)
Treasury common stock, at cost - 52,852 held in treasury	(283,394)	—	(283,394)

Total stockholders’ equity	19,658,087	(8,848,269)	10,809,818

Total liabilities and stockholders’ equity	$80,602,823	$(10,772,417)	$69,830,406

(a)	Adjustments increasing assets and stockholders’ equity by $92,500 related to property incorrectly written-off by the Company.

(b)	Adjustments decreasing assets and liabilities and stockholders’ equity by $10,954,934 related to transactions wherein the carryover basis was not properly recorded by the Company.

(c)	Reclassification of related party receivables/payables due to improper classification in previous filings.

(d)	Correction of accounting for sale of Pipasa and As de Oros preferred stock (See Note 4).

(e)	Correction of accounts receivable of $90,017.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended September 30, 2004
	As Previously Reported	Adjustments	As Restated
	(unaudited)	(unaudited)	(unaudited)
Statements of Operations:
Net sales	$130,831,939	$—	$130,831,939
Cost of sales	100,966,830	(381,124)[a]	100,585,706

Gross profit	29,865,109	381,124	30,246,233
Operating expenses:
Selling	15,785,382	(251,117)[a]	15,534,265
General and administrative	10,261,515	(114,524)[a]	10,146,991
Provision for contingencies	496,366	—	496,366

Total operating expenses	26,543,263	(365,641)	26,177,622
Income from operations	3,321,846	746,765	4,068,611
Other expenses (income):
Interest expense	4,505,712	—	4,505,712
Interest income	(645,862)	—	(645,862)
Foreign exchange loss, net	2,622,494	—	2,622,494
Miscellaneous, net	49,911	—	49,911

Other expenses, net	6,532,255	—	6,532,255
Loss from continuing operations before income taxes and minority interest	(3,210,409)	746,765	(2,463,644)
Benefit for income tax	(132,569)	—	(132,569)

Loss from continuing operations before minority interest	(3,077,840)	746,765	(2,331,075)
Minority interest	43,644	—	43,644

Loss from continuing operations	(3,121,484)	746,765	(2,374,719)
Income (loss) from discontinued operations, net of tax	(275,988)	17,708 [a]	(258,280)

Net loss	(3,397,472)	764,473	(2,632,999)
Preferred stock dividends	76,463	—	76,463

Net loss from continuing operations applicable to common stockholders	$(3,473,935)	$764,473	$(2,709,462)

Basic loss per share:
Net loss from continuing operations	$(0.24)	0.05	(0.19)
Net loss from discontinued operations, net of tax	(0.02)	—	(0.02)
Extraordinary income, net of tax	0.00	—	0.00

Net loss	$(0.26)	$0.05	$(0.21)

Diluted loss per share:
Net loss from continuing operations	$(0.24)	0.05	(0.19)
Net loss from discontinued operations, net of tax	(0.02)	—	(0.02)
Extraordinary income, net of tax	0.00	—	0.00

Net loss	$(0.26)	$0.05	$(0.21)

(a)	Adjustments increasing net income by $7,644,743 related to a decrease in depreciation for those assets wherein the carryover basis was not properly recorded by the Company.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Three months ended September 30, 2004
	As Previously Reported	Adjustments	As Restated
	(unaudited)	(unaudited)	(unaudited)
Net sales	$35,104,980	$—	$35,104,980
Cost of sales	27,673,898	(95,281)[a]	27,578,617

Gross profit	7,431,082	95,281	7,526,363
Operating expenses:
Selling	4,395,716	(62,780)[a]	4,332,936
General and administrative expense	2,038,889	(28,515)[a]	2,010,374
Provision for contingencies	79,986	—	79,986

Total operating expenses	6,514,591	(91,295)	6,423,296
Income from operations	916,491	186,576	1,103,067
Other expenses (income):
Interest expense	1,320,649	—	1,320,649
Interest income	(62,621)	—	(62,621)
Foreign exchange loss, net	549,201	—	549,201
Miscellaneous, net	91,876	—	91,876

Other expenses (income), net	1,899,105	—	1,899,105
Loss from continuing operations before income taxes and minority interest	(982,614)	186,576	(796,038)
Benefit for income tax	(171,059)	—	(171,059)

Loss before minority interest	(811,555)	186,576	(624,979)
Minority interest	6,022	—	6,022

Loss from continuing operations	(817,577)	186,576	(631,001)
Net loss from discontinued operations, net of tax	(257,270)	4,427 [a]	(252,843)

Net loss	(1,074,847)	191,003	(883,844)
Preferred stock dividends	10,941	—	10,941

Net loss applicable to common stockholders	$(1,085,788)	$191,003	$(894,785)

Basic loss per share:
Net loss from continuing operations	(0.06)	0.01	(0.05)
Net loss from discontinued operations, net of tax	(0.02)	—	(0.02)
Extraordinary income, net of tax	—	—	—

Net loss	$(0.08)	$0.01	$(0.07)

Diluted earnings (loss) per share:
Net income (loss) from continuing operations	(0.06)	0.01	(0.05)
Net income (loss) from discontinued operations, net of tax	(0.02)	—	(0.02)
Extraordinary income, net of tax	—	—	—

Net income (loss)	$(0.08)	$0.01	$(0.07)

(a)	Adjustments increasing net income by $191,003 related to a decrease in depreciation for those assets wherein the carryover basis was not properly recorded by the Company.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables reconcile the Company’s Quarterly Consolidated Balance Sheet as of June 30, 2004, and the related Consolidated Statement of Operations for the three months then ended from the previously reported results (adjusted for discontinued operations) to the restated results.

	June 30, 2004
	As Previously Reported	Adjustments	As Restated
	(unaudited)	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$358,633	$—	$358,633
Short-term investments	24,131	—	24,131
Notes and accounts receivable, net	15,898,502	(1,909,753)[c,f]	13,988,749
Due from related party	—	2,000,000 [c]	2,000,000
Inventories, net	16,196,627	—	16,196,627
Deferred income taxes	346,796	—	346,796
Prepaid expenses	612,176	—	612,176
Current assets from discontinued operations	381,709	—	381,709

Total current assets	33,818,574	90,247	33,908,821
Property, plant and equipment	33,079,739	(7,932,964)[a,b]	25,146,775
Long-term receivables - trade	308,629	—	308,629
Long-term investments	3,355,157	—	3,355,157
Other assets	6,994,038	(1,109,970)[b]	5,884,068
Goodwill	1,452,357	(1,452,357)[b]	—
Assets from discontinued operations	1,939,882	(599,395)[b]	1,340,487

Total assets	$80,948,376	$(11,004,439)	$69,943,937

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,790,804	$—	$7,790,804
Accrued expenses	3,057,048	—	3,057,048
Notes payable	9,929,855	—	9,929,855
Current portion of long-term debt	2,573,554	—	2,573,554
Current liabilities from discontinued operations	530,024	—	530,024

Total current liabilities	23,881,285	—	23,881,285
Long-term debt, net of current portion	32,951,054	—	32,951,054
Deferred income tax liability	2,116,925	(2,078,674)[b]	38,251

Total liabilities	58,949,264	(2,078,674)	56,870,590
Minority interest	894,913	—	894,913
Commitments and contingencies
Stockholders’ equity:
Common stock - 20,000,000 shares authorized; 12,864,321 issued; 12,811,469 outstanding	12,865	—	12,865
Preferred stock - 171,400 shares issued and outstanding	1,180,838	—	1,180,838
Additional paid-in capital	25,800,940	689,204 [d]	26,490,144
Accumulated other comprehensive loss	(15,942,708)	556,234 [a,b,d,f]	(15,386,474)
Retained earnings (losses) - unappropriated	10,335,658	(12,156,762)[a,b,d,e,f]	(1,821,104)
Retained earnings - appropriated	—	1,985,559 [e]	1,985,559 [e]

	21,387,593	(8,925,765)	12,461,828
Less:
Treasury common stock, at cost - 52,852 held in treasury	(283,394)	—	(283,394)

Total stockholders’ equity	21,104,199	(8,925,765)	12,178,434

Total liabilities and stockholders’ equity	$80,948,376	$(11,004,439)	$69,943,937

(a)	Adjustments increasing assets and stockholders’ equity by $92,736 related to property incorrectly written-off by the Company.

(b)	Adjustments decreasing assets and liabilities and stockholders’ equity by $11,187,422 related to transactions wherein the carryover basis was not properly recorded by the Company.

(c)	Reclassification of related party receivables of $2,000,000 payables due to improper classification in previous filings.

(d)	Correction of accounting for sale of Pipasa and As de Oros preferred stock (See Note 4).

(e)	Reclassification of appropriated retained earnings previously included in unappropriated retained earnings.

(f)	Correction of accounts receivable of $90,247.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Three months ended June 30, 2004
	As Previously Reported	Adjustments	As Restated
	(unaudited)	(unaudited)	(unaudited)
Net sales	$33,141,173	$—	$33,141,173
Cost of sales	26,843,169	(95,281)[a]	26,747,888

Gross profit	6,298,004	95,281	6,393,285
Operating expenses:
Selling	3,798,375	(62,779)[a]	3,735,596
General and administrative expense	2,113,122	(28,532)[a]	2,084,590

Total operating expenses	5,911,497	(91,311)	5,820,186
Income from operations	386,507	186,592	573,099
Other expenses (income):
Interest expense	1,027,125	—	1,027,125
Interest income	(49,350)	—	(49,350)
Foreign exchange loss, net	571,176	—	571,176
Miscellaneous, net	(64,681)	—	(64,681)

Other expenses (income), net	1,484,270	—	1,484,270
Loss from continuing operations before income taxes and minority interest	(1,097,763)	186,592	(911,171)
Provision for income tax	110,864	—	110,864

Loss from continuing operations before minority interest	(1,208,627)	186,592	(1,022,035)
Minority interest	9,240	—	9,240

Loss from continuing operations	(1,217,867)	186,592	(1,031,275)
Net loss from discontinued operations, net of tax	(112,585)	4,427 [a]	(108,158)

Net loss	(1,330,452)	191,019	(1,139,433)
Preferred stock dividends	14,546	—	14,546

Net loss from continuing operations applicable to common stockholders	$(1,344,998)	$191,019	$(1,153,979)

Basic loss per share:
Net loss from continuing operations	(0.10)	0.02	(0.08)
Net loss from discontinued operations, net of tax	(0.01)	—	(0.01)
Extraordinary income, net of tax	—	—	—

Net income (loss)	$(0.11)	$0.02	$(0.09)

Diluted loss per share:
Net income from continuing operations	(0.10)	0.02	(0.08)
Net income from discontinued operations, net of tax	(0.01)	—	(0.01)
Extraordinary income, net of tax	—	—	—

Net loss	$(0.11)	$0.02	$(0.09)

(a)	Adjustments increasing net income by $191,019 related to a decrease in depreciation for those assets wherein the carryover basis was not properly recorded by the Company.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables reconcile the Company’s Quarterly Consolidated Balance Sheet as of March 31, 2004, and the related Consolidated Statement of Operations for the three months then ended from the previously reported results (adjusted for discontinued operations) to the restated results.

	March 31, 2004
	As Previously Reported	Adjustments		As Restated
	(unaudited)	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,205,005	$—		$1,205,005
Short-term investments	49,620	—		49,620
Notes and accounts receivable, net	14,507,061	(1,907,883)[c,f]		12,599,178
Due from related party	—	2,000,000	[c]	2,000,000
Inventories, net	15,024,430	—		15,024,430
Deferred income taxes	427,135	—		427,135
Prepaid expenses	648,039	—		648,039
Current assets from discontinued operations	406,087	—		406,087

Total current assets	32,267,377	92,117		32,359,494
Property, plant and equipment	33,824,331	(8,160,524)[a,b]		25,663,807
Long-term receivables - trade	243,380	—		243,380
Long-term investments	3,537,758	—		3,537,758
Other assets	7,128,487	(1,132,975)[b]		5,995,512
Goodwill	1,484,590	(1,484,590)[b]		—
Assets from discontinued operations	1,975,931	(603,822)[b]		1,372,109

Total assets	$80,461,854	$(11,289,794)		$69,172,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,492,277	$—		$7,492,277
Accrued expenses	3,237,171	—		3,237,171
Notes payable	36,004,924	—		36,004,924
Current portion of long-term debt	2,750,117	—		2,750,117
Due from related parties	3,257	—		3,257
Current liabilities from discontinued operations	501,760	—		501,760

Total current liabilities	49,989,506	—		49,989,506
Long-term debt, net of current portion	5,115,452	—		5,115,452
Deferred income tax liability	2,119,332	(2,078,674)[b]		40,658

Total liabilities	57,224,290	(2,078,674)		55,145,616
Minority interest	1,169,214	—		1,169,214
Commitments and contingencies
Stockholders’ equity:
Common stock - 20,000,000 shares authorized; 12,864,321 issued; 12,811,469 outstanding	12,865	—		12,865
Preferred stock - 171,400 shares issued and outstanding	2,216,072	—		2,216,072
Additional paid-in capital	25,800,940	689,204	[d]	26,490,144
Accumulated other comprehensive loss	(17,012,787)	461,899	[a,b,d,f]	(16,550,888)
Retained earnings (losses)- unappropriated	11,680,655	(12,347,782	)[a], [b,d,e,f]	(667,127)
Retained earnings - appropriated	—	1,985,559	[e]	1,985,559

	22,697,745	(9.211,120)		13,486,625
Less:
Treasury common stock, at cost - 52,852 held in treasury	(629,395)	—		(629,395)

Total stockholders’ equity	22,068,350	(9,211,120)		12,857,230

Total liabilities and stockholders’ equity	$80,461,854	$(11,289,794)		$69,172,060

(a)	Adjustments increasing assets and stockholders’ equity by $94,658 related to property incorrectly written-off by the Company.

(b)	Adjustments decreasing assets and liabilities and stockholders’ equity by $11,476,569 related to transactions wherein the carryover basis was not properly recorded by the Company.

(c)	Reclassification of related party receivables/payables due to improper classification in previous filings.

(d)	Correction of accounting for sale of Pipasa and As de Oros preferred stock (See Note 4).

(e)	Reclassification of appropriated retained earnings previously included in unappropriated retained earnings.

(f)	Correction of accounts receivable of $92,117.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Three months ended March 31, 2004
	As Previously Reported	Adjustments	As Restated
	(unaudited)	(unaudited)	(unaudited)
Net sales	$31,451,185	$—	$31,451,185
Cost of sales	23,991,845	(95,281)[a]	23,896,564

Gross profit	7,459,340	95,281	7,554,621
Operating expenses:
Selling	3,795,164	(62,779)[a]	3,732,385
General and administrative expense	2,957,370	(28,664)[a]	2,928,706
Provision for contingencies	416,380	—	416,380

Total operating expenses	7,168,914	(91,443)	7,077,471
Income from operations	290,426	186,724	477,150
Other expenses (income):
Interest expense	975,732	—	975,732
Interest income	(100,652)	—	(100,652)
Foreign exchange loss, net	654,682	—	654,682
Miscellaneous, net	36,911	—	36,911

Other expenses, net	1,566,673	—	1,566,673
Loss from continuing operations before income taxes and minority interest	(1,276,247)	186,724	(1,089,523)
Benefit for income tax	(169,647)	—	(169,647)

Loss before minority interest	(1,106,600)	186,724	(919,876)
Minority interest	13,092	—	13,092

Loss from continuing operations	(1,119,692)	186,724	(932,968)
Net loss from discontinued operations, net of tax	(63,568)	4,427 [a]	(59,141)

Net loss	(1,183,260)	191,151	(992,109)
Preferred stock dividends	23,133	—	23,133

Net loss from continuing operations applicable to common stockholders	$(1,206,393)	$191,151	$(1,015,242)

Basic earnings (loss) per share:
Net income (loss) from continuing operations	(0.09)	0.02	(0.07)
Net income (loss) from discontinued operations, net of tax	—	—	—
Extraordinary income, net of tax	—	—	—

Net income (loss)	$(0.09)	$0.02	$(0.07)

Diluted loss per share:
Net income from continuing operations	(0.09)	0.02	(0.07)
Net income from discontinued operations, net of tax	—	—	—
Extraordinary income, net of tax	—	—	—

Net loss	$(0.09)	$0.02	$(0.07)

(a)	Adjustments increasing net income by $191,151 related to a decrease in depreciation for those assets wherein the carryover basis was not properly recorded by the Company.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables reconcile the Company’s Quarterly Consolidated Balance Sheet as of December 31, 2003, and the related Consolidated Statement of Operations for the three months then ended from the previously reported results (adjusted for discontinued operations) to the restated results.

	December 31, 2003
	As Previously Reported	Adjustments	As Restated
	(unaudited)	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,749,344	$(415,448)[c]	$9,333,896
Notes and accounts receivable, net	14,464,746	(1,905,769)[c,f]	12,558,977
Due from related parties	—	2,415,448 [c]	2,415,448
Inventories, net	14,523,813	—	14,523,813
Deferred income taxes	290,600	—	290,600
Prepaid expenses	349,947	—	349,947
Current assets from discontinued operations	976,183	—	976,183

Total current assets	40,354,633	94,231	40,448,864
Property, plant and equipment	34,831,586	(8,393,558)[a,b]	26.438,028
Long-term receivables - trade	310,212	—	310,212
Long-term investments	3,596,345	—	3,596,345
Other assets	7,300,599	(1,158,980)[b]	6,141,619
Goodwill	1,518,214	(1,518,214)[b]	—
Assets from discontinued operations	2,025,622	(608,249)[b]	1,417,373

Total assets	$89,937,211	$(11,584,770)	$78,352,441

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,646,817	$—	$10,646,817
Accrued expenses	2,637,286	—	2,637,286
Notes payable	34,605,354	—	34,605,354
Current portion of long-term debt	5,270,073	—	5,270,073
Due from related party	7,913	—	7,913
Current liabilities from discontinued operations	1,149,878	—	1,149,878

Total current liabilities	54,317,321	—	54,317,321
Long-term debt, net of current portion	7,390,342	—	7,390,342
Deferred income tax liability	2,097,402	(2,078,674)[b]	18,728
Long-term liabilities from discontinued operations	155,059	—	155,059

Total liabilities	63,960,124	(2,078,674)	61,881,450
Minority interest	1,336,445	—	1,336,445
Commitments and contingencies
Stockholders’ equity:
Common stock - 20,000,000 shares authorized; 12,864,321 issued; 12,811,469 outstanding	12,865	—	12,865
Preferred stock - 317,831 shares issued and outstanding	2,216,072	—	2,216,072
Additional paid-in capital	25,800,940	—	25,800,940
Accumulated other comprehensive loss	(15,992,890)	1,047,278 [a,b,d,f]	(14,945,612)
Retained earnings (losses) - unappropriated	12,887,049	(12,032,037)[a,b,d,e,f]	855,012
Retained earnings - appropriated	—	1,478,663 [e]	1,478,663

	24,924,036	(9,506,096)	15,417,940
Less:
Treasury common stock, at cost - 52,852 held in treasury	(283,394)	—	(283,394)

Total stockholders’ equity	24,640,642	(9,506,096)	15,134,546

Total liabilities and stockholders’ equity	$89,937,211	$(11,584,770)	$78,352,441

(a)	Adjustments increasing assets and stockholders’ equity by $96,831 related to property incorrectly written-off by the Company.

(b)	Adjustments decreasing assets and liabilities and stockholders’ equity by $11,775,832 related to transactions wherein the carryover basis was not properly recorded by the Company.

(c)	Reclassification of related party receivables of $2,415,448 due to improper classification in previous filings.

(d)	Correction of accounting for sale of Pipasa and As de Oros preferred stock (See Note 4).

(e)	Reclassification of appropriated retained earnings previously included in unappropriated retained earnings.

(f)	Correction of accounts receivable of $94,231.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Three months ended December 31, 2003
	As Previously Reported	Adjustments	As Restated
	(unaudited)	(unaudited)	(unaudited)
Net sales	$31,134,600	$—	$31,134,600
Cost of sales	22,457,917	(95,281)[a]	22,362,636

Gross profit	8,676,683	95,281	8,771,964
Operating expenses:
Selling	3,796,128	(62,779)[a]	3,733,349
General and administrative expense	3,152,134	(28,813)[a]	3,123,321

Total operating expenses	6,948,262	(91,592)	6,856,670
Income from operations	1,728,421	186,873	1,915,294
Other expenses (income):
Interest expense	1,182,206	—	1,182,206
Interest income	(433,239)	—	(433,239)
Foreign exchange loss, net	847,436	—	847,436
Miscellaneous, net	(14,195)	—	(14,195)

Other expenses, net	1,582,208	—	1,582,208
Income from continuing operations before income taxes and minority interest	146,213	186,873	333,086
Benefit for income tax	(97,273)	—	(97,273)

Income from continuing operations before minority interest	48,940	186,873	235,813
Minority interest	15,290	—	15,290

Income from continuing operations	33,650	186,873	220,523
Net income from discontinued operations, net of tax	157,438	4,427 [a]	161,865

Net income	191,088	191,300	382,388
Preferred stock dividends	27,843	—	27,843

Net income from continuing operations applicable to common stockholders	$163,245	$191,300	$354,545

Basic earnings per share:
Net income from continuing operations	—	—	—
Net income from discontinued operations, net of tax	0.01	—	0.01
Extraordinary income, net of tax	—	—	—

Net income (loss)	$0.01	$—	$0.01

Diluted earnings per share:
Net income from continuing operations	—	—	—
Net income from discontinued operations, net of tax	0.01	—	0.01
Extraordinary income, net of tax	—	—	—

Net income	$0.01	$—	$0.01

(a)	Adjustments increasing net income by $191,300 related to a decrease in depreciation for those assets wherein the carryover basis was not properly recorded by the Company.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables reconcile the Company’s Consolidated Statement of Operations for the year ended September 30, 2003 from the previously reported results (adjusted for discontinued operations) to the restated results.

	Year Ended September 30, 2003
	As Previously Reported	Adjustments	As Restated
	(unaudited)	(unaudited)	(unaudited)
Statements of Operations:
Net sales	$120,476,542	$—	$120,476,542
Cost of sales	87,525,853	(381,126)[a]	87,144,727

Gross profit	32,950,689	381,126	33,331,815
Operating expenses:
Selling	15,985,080	(251,117)[a]	15,733,963
General and administrative	12,107,210	(111,867)[a]	11,995,343

Total operating expenses	28,092,290	(362,984)	27,729,306
Income from operations	4,858,399	744,110	5,602,509
Other income (expense):
Interest expense	4,478,180	—	4,478,180
Interest income	(1,533,133)	—	(1,533,133)
Foreign exchange loss, net	2,965,345	—	2,965,345
Miscellaneous, net	(434,973)	—	(434,973)

Other expenses, net	5,475,419	—	5,475,419
Loss from continuing operations before income taxes and minority interest	(617,020)	744,110	127,090
Provision for income tax	206,475	—	206,475

Loss from continuing operations before minority interest	(823,495)	744,110	(79,385)
Minority interest	68,975		68,975

Loss from continuing operations	(892,470)	744,110	(148,360)
Loss from discontinued operations, net of tax	(211,201)	17,707 [a]	(193,494)

Loss before extraordinary income	(1,103,671)	761,817	(341,854)
Extraordinary income, net of tax	304,760	—	304,760

Net loss	(798,911)	761,817	(37,094)
Preferred stock dividends	131,485	—	131,485

Loss from continuing operations applicable to common stockholders	$(930,396)	$761,817	$(168,579)

Basic loss per share:
Net loss from continuing operations	$(0.07)	0.06	(0.01)
Net loss from discontinued operations, net of tax	(0.02)	—	(0.02)
Extraordinary income, net of tax	0.02	—	0.02

Net loss	$(0.07)	$0.06	$(0.01)

Diluted loss per share:
Net loss from continuing operations	$(0.07)	0.06	(0.01)
Net loss from discontinued operations, net of tax	(0.02)	—	(0.02)
Extraordinary income, net of tax	0.02	—	0.02

Net loss	$(0.07)	$0.06	$(0.01)

(a)	Adjustments increasing net income by $761,817 related to a decrease in depreciation for those assets wherein the carryover basis was not properly recorded by the Company.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Quarterly Results of Operations

A summary of the unaudited quarterly results of operations follows. Certain amounts have been reclassified to conform to the annual presentation.

2005	First Qtr.	Second Qtr.	Third Qtr.	Fourth Qtr.
	(unaudited as restated)	(unaudited as restated)	(unaudited as restated)	(unaudited)
Revenue	$38,848,921	$36,091,105	$38,551,729	$39,489,732
Cost of sales	23,308,381	25,899,843	27,965,828	29,202,109
Gross profit	10,540,540	10,191,262	10,585,901	10,287,623
Operating expenses	6,790,101	7,140,212	7,743,358	7,769,582
Operating income (expense)	3,750,439	3,051,050	2,842,543	2,316,708
Interest expense, net	1,329,813	1,232,183	1,185,900	1,428,063
Net income	1,597,446	930,985	1,439,384	863,069
Net income per share:
Basic	$0.13	$0.07	$0.11	$0.08

Diluted	$0.13	$0.07	$0.11	$0.08

2004	First Qtr.	Second Qtr.	Third Qtr.	Fourth Qtr.
	(unaudited as restated)	(unaudited as restated)	(unaudited as restated)	(unaudited as restated)
Revenue	$31,134,600	$31,451,185	$33,141,173	$35,104,980
Cost of sales	22,362,636	23,896,564	26,747,888	27,578,617
Gross profit	8,771,964	7,554,621	6,393,285	7,526,363
Operating expenses	6,856,670	7,077,471	5,820,186	6,423,296
Operating income (expense)	1,915,294	477,150	573,099	1,103,067
Interest expense, net	1,182,206	975,732	1,027,125	1,320,649
Net income (loss)	354,545	(1,015,242)	(1,153,979)	(894,785)
Net income (loss) per share:
Basic	$0.01	$(0.08)	$(0.09)	$(0.07)

Diluted	$0.01	$(0.08)	$(0.09)	$(0.07)

The quarterly financial statement data above reflects all normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. NOTES AND ACCOUNTS RECEIVABLE

Notes and accounts receivable consist of the following:

	2005	2004
	(unaudited)	(unaudited as restated)
Accounts:
Trade receivables	$11,125,063	$8,327,229
Employees	76,502	200,841
Other receivables	80,342	1,686,567

	11,281,907	10,214,637
Less: Allowance for doubtful accounts	(452,053)	(470,967)

Total notes and accounts receivable	$10,829,854	$9,743,670

As of September 30, 2004 approximately $1.2 million of the Company’s accounts receivable was collateralizing a $1.1 million debt owed by the Company to Banco Lafise.

The Company maintains an allowance for doubtful accounts based upon the expected collectibility of receivables. For the years ended September 30, 2005 and 2004, the Company charged-off receivables amounting to approximately $236,000 and $90,000, respectively.

4. RELATED PARTY TRANSACTIONS

The Company enters into transactions with entities considered related parties as part of its normal course of business.

Certain principals of Grupo SAMA,S.A. (“SAMA”), including Victor Oconitrillo, Pedro Dobles, Carlos Ceciliano, Alfonso Gutierrez, Henry Zamora and Rolando Cervantes serve as executive officers and/or directors of the Company and its operating subsidiary Pipasa. More specifically, Mr. Oconitrillo serves as President and as a Director of the Company and as President (“Chairman”) of the Board of Directors of Pipasa, Mr. Dobles serves as Chief Executive Officer of the Company and as a Director of Pipasa, Mr. Ceciliano serves as a Director of the Company and as Supervisor of the Board of Directors of Pipasa, Mr. Gutierrez serves as Treasurer, Secretary and as a Director of the Company and as Vice President of the Board of Directors of Pipasa and Mr. Zamora and Mr. Cervantes each serve as a Director for Pipasa. In addition, each of Mr. Oconitrillo, Mr. Gutierrez, Mr. Zamora and Mr. Cervantes directly or indirectly wholly own corporations which own shares in Tenedora, S.A. (“Tenedora”), the sole shareholder of Avicola, the Company’s majority shareholder.

Due from related parties

Industrias Avicolas Integradas, S.A. (“Indavinsa”) is a Nicaraguan corporation, which was owned and controlled by Mr. Chaves, the former Chief Executive Officer, Chairman of the Board and majority shareholder of the Company. In September 2003, Mr. Chaves transferred his interest in Indavinsa into a trust for his benefit (“Chaves Trust”). Sama Valores GS, S.A., a related party to SAMA, serves as the trustee of the Chaves Trust, and as of the date of the filing of these financial statements this trust is still in place. Significant historical and recurring transactions between the Company and Indavinsa include (i) regular sales of products such as pet food and one-day old chicks, among others, with a six month credit term, (ii) the sale of used poultry equipment, and (iii) leases by the Company of substantially all real property, building and equipment utilized by Indavinsa in connection with its animal feed plant operation. These assets were acquired by the Company from Indavinsa on December 27, 2007 (see Note 20), and they are now leased back to Indavinsa under an agreement providing for rent of $17,713 per month through September 30, 2007, increasing to $29,713 per month effective October 1, 2007. The original term of this agreement was one year, renewable annually. Indavinsa has not made any payments of rent and owed the Company approximately $620,000 as of December 31, 2007. The Company has not initiated the collection of the past due rent as it wishes to preserve its current relationship with Indavinsa in order

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

to develop an expanded relationship with Indavinsa in the future. However, there can be no assurance that the Company will be successful in expanding its relationship in the future or that the expanded relationship will be beneficial to the Company, and any commentary related to the relationship of the two parties in the future is purely speculation.

As of September 30, 2005 and 2004, all balances due from related parties consist exclusively of amounts due from Indavinsa. The amounts are as follows:

	2005	2004
	(unaudited)	(unaudited, as restated)
Accounts: Trade receivables – short term	$1,081,046	$2,000,000
Trade receivables – long term	—	3,144,664
Promissory notes	—	1,201,000
Other accounts receivable	105,923	243,132

Total due from Indavinsa	$1,186,969	$6,588,796

A significant part of the 2004 balance, was cancelled in exchange of assets pursuant to an Asset Purchase Agreement (see Note 2).

Due to related parties

As of September 30, 2004, short-term and long-term amounts due to Mr. Chaves included promissory notes owed to Commercial Angui S.A., Inversiones Leytor S.A., O.C.C. S.A. and Atisbos de Belén S.A. (the “Chaves Notes”) all of which are controlled by Mr. Chaves (the “Controlled Companies”). The amounts owed pursuant to the Chaves Notes arose from the Company’s repurchase of preferred shares of Pipasa and of As de Oros previously owned by the Controlled Companies. See “Purchases of Preferred Stock From Related Parties”. In January 2005, all amounts outstanding on the Chaves Notes were repaid.

As of September 30, 2005 and 2004, aggregate amounts due to related parties are as follows:

	2005	2004
	(unaudited)	(unaudited, as restated)
Short-term
Mr. Chaves	$—	$63,973
Federico Vargas	—	12,825

	$—	$76,798

Long-term
Mr. Chaves	$—	$469,129

Related Party Guarantees

Commencing in September 2003, Tenedora, the parent company of the Company’s majority shareholder Avicola, and SAMA began providing guarantees (the “Tenedora Guarantees” and the “SAMA Guarantees”, respectively) for certain of the indebtedness that the Company obtained from Banco International de Costa Rica (“BICSA”). The Tenedora Guarantee was provided through bonds that collateralized the Company’s debt. As of September 30, 2004, Tenedora and SAMA had guaranteed approximately $8.6 million and $6.4 million, respectively, of the Company’s outstanding indebtedness to BICSA. SAMA ceased providing guarantee services to the Company on September 30, 2004; however, Tenedora continued providing guarantee services to the Company during the fiscal year 2005. As of September 30, 2005, the outstanding amount of the Tenedora Guarantees was $3.4 million. Tenedora ceased providing guarantee services to the Company in December 2005. Neither Tenedora nor SAMA received any compensation for providing the Tenedora Guarantees and the SAMA Guarantees, respectively. In addition, neither Tenedora nor SAMA had any contractual obligation to provide guarantee services to the Company in the future.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In December 2004, the Company entered into a 5 year lease agreement (the “Lease Agreement”) with Arrendadora Improsa, S.A. for the lease of approximately $2.4 million of production equipment and storage freezers. Avicola guaranteed the Company's obligation under this Lease Agreement, which guarantee was for an aggregate of $2.8 million as of September 30, 2005 (the “Avicola Guarantees”). Avicola has not received any compensation for providing the Avicola Guarantees and does not have any contractual obligation to provide guarantee services to the Company in the future.

Port Ventures

On February 20, 2003, As de Oros and Port Ventures, S.A, an entity controlled by Jose Pablo Chaves (“Port Ventures”), entered into a Stock Purchase Agreement pursuant to which As de Oros agreed to acquire from Port Ventures 2,040 shares of common stock of Logistica de Granos, S.A. (“Logistica”), representing 51% of the issued and outstanding shares of capital stock of Logistica, for a purchase price of $2.5 million. During the fiscal year ended September 30, 2003, As de Oros paid approximately $1.4 million to Port Ventures. Effective May 18, 2005, Pipasa cancelled the Stock Purchase Agreement and Port Ventures has returned approximately $1.7 million ($1.4 million of payments in advance and $0.3 of accrued interest) to Pipasa. See Note 8 for additional information.

Repurchases of Minority Interest from Related Parties

During 2004, As de Oros repurchased 87,600 outstanding shares of As de Oros preferred stock from one of the Controlled Companies for a purchase price of $197,560. The As de Oros Preferred Shares were previously reflected as Minority Interest in the Consolidated Financial Statements. In exchange for the As de Oros Preferred Shares, As de Oros issued to the Controlled Company an unsecured promissory note denominated in Costa Rican colones, bearing interest at the annual rate of 10%, payable in 5 consecutive annual payments beginning in August 2005. This note was included in Due to Related Parties as of September 30, 2004 and repaid during the year ended September 30, 2005. In addition, the Company canceled 97,345 As de Oros TCA preferred shares that were previously issued as a dividend in the amount of $332,815, in exchange for total consideration equivalent to $219. See Note 11 for additional information related to these transactions.

Repurchases of Preferred Stock from Related Parties

During 2004, Pipasa repurchased 151,400 shares of Pipasa preferred stock (“Pipasa Preferred Shares”) from several of the Controlled Companies for a purchase price equivalent to $341,445. The Pipasa Preferred Shares were previously reflected as Preferred Stock in the Consolidated Financial Statements. In exchange for these Pipasa Preferred Shares, Pipasa issued to the Controlled Companies unsecured promissory notes denominated in Costa Rican colones, bearing interest at the annual rate of 10%, payable in 5 consecutive annual payments beginning in August 2005. These notes were included in Due to Related Parties as of September 30, 2004 and repaid during the year ended September 30, 2005. See Note 11 for additional information related to this transaction.

Consulting Agreement

On June 1, 2003, Pipasa entered into a consulting agreement (the “Consulting Agreement”), with SAMA pursuant to which SAMA began to provide the Company with financial and strategic advisory services with respect to a variety of different matters, including, but not limited to, the restructuring of the Company’s indebtedness. Pursuant to the Consulting Agreement, the Company agreed to compensate SAMA at the rate of up to $125,000 per month. On May 12, 2005, the Consulting Agreement was amended to, among other things, accelerate its termination date from May 31, 2006 to September 30, 2005. On November 14, 2006 this agreement was renewed for one year, effective as of October 1, 2006, and renewed again for one more year in November 30, 2007, effective as of October 1, 2007. The remaining terms of the Consulting Agreement have not changed.

During the fiscal year ended September 30, 2005, the aggregate amount of fees paid to SAMA pursuant to the Consulting Agreement totaled $1.1 million.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Brokerage Agreements

On October 21, 2005 Pipasa entered into a Brokerage Agreement (the “First Brokers Agreement”) with SAMA pursuant to which Pipasa engaged SAMA as the exclusive agent of the Company for the purpose of carrying out the purchase of real property that was expected to serve as a central distribution hub for Pipasa’s truck fleet. The termination date of the First Brokers Agreement was December 31, 2005.

On March 8, 2006, a second Brokers Agreement (the “Second Brokers Agreement”) was entered into by Pipasa and SAMA. The terms of the Second Brokerage Agreement were expanded to cause SAMA to act as Pipasa’s agent and assist Pipasa with identifying potential purchasers of its non-productive real property and take such other actions as necessary to consummate the sale of such property. Pursuant to the Second Brokers Agreement, Pipasa may, from time to time, utilize the assistance of SAMA in locating real property in order to expand its productive facilities. Pipasa agreed to compensate SAMA for its services under the Second Brokers Agreement with a fee equal to 5% of the aggregate price of each transaction performed under the agreement. The term of the Second Brokers Agreement was through February 28, 2007. On November 30, 2007, effective as of March 1, 2007, Pipasa renewed the Second Brokers Agreement. The Second Brokers Agreement will continue in effect until the earlier of (i) the consummation of the sale of all of the contemplated properties (as defined within the Second Brokers Agreement) or (ii) October 1, 2008. The remaining terms have not changed.

Advisory Agreement

On October 21, 2005, Planeta entered into an Advisory Agreement (the “Advisory Agreement”) with SAMA pursuant to which Planeta engaged SAMA as its exclusive agent in relation to the sale of all the restaurants known as Restaurantes As de Oros and Kokorokó (the “Restaurants”) to Hispanic Coalition, S.A. (the “Coalition”). In connection with the Advisory Agreement, Planeta agreed to pay SAMA a fixed consulting and brokerage fee of $100,000. On November 15, 2005, Planeta consummated the sale of the Restaurants (See Note 21).

Cash Equivalents

Included in cash equivalents as of September 30, 2005 and 2004, the Company was indirectly holding approximately $2.5 million and $1.0 million, of certificates of deposit and fund investments (the “SAMA Investments”) that are directly or indirectly offered by Inversiones SAMA, S.A. (Puesto de Bolsa) and SAMA Sociedad Administradora de Fondos de Inversión, both affiliates of SAMA. It is the Company’s understanding that such investment products are generally available to other clients of SAMA. The Company estimates that during the fiscal years ended September 30, 2005 and 2004, SAMA and/or its affiliates have received in the aggregate less than $60,000 each year in fees and/or commissions from the Company and/or its subsidiaries in connection with the SAMA Investments.

Proposed Transactions

In April 14, 2005, the Company entered into a non-binding letter of intent with Indavinsa, regarding an investment in or acquisition of Indavinsa, which primarily operates a poultry segment. Pursuant to the letter of intent, the Company had been granted the exclusive right for a period of 6 months with Indavinsa regarding an investment in or acquisition of Indavinsa. Under the letter of intent, Indavinsa agreed for an indefinite period to, among other things (i) provide the Company audited financial statements; (ii) disclose to the Company any information requested by the Company regarding Indavinsa’s business, operations, licenses, assets, debts and liabilities; (iii) continue to maintain its operations in good faith; and (iv) refrain from entering into any agreement to sell, dispose or transfer its business, assets or controlling shares, with any party other than the Company. On October 1, 2005, this non-binding letter of intent was extended for an additional six-month period, and thereafter was not renewed.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. INVENTORIES

Inventories consist of the following:

	2005	2004
	(unaudited)	(unaudited as restated)
Finished goods	$2,232,835	$3,441,444
In-process	3,501,620	3,365,775
Live poultry - net	3,238,144	3,547,030
Materials and supplies - net	1,851,752	1,517,562
Raw materials	2,543,565	1,632,137
In-transit	2,655,121	1,430,292

	$16,023,037	$14,934,240

Production poultry amortization amounted to $4,196,421, $3,657,620, and $3,531,655 for fiscal years 2005, 2004 and 2003, respectively, and is recorded as cost of sales. The Company’s allowance for inventory obsolescence amounted to $138,256, and $173,332 as of September 30, 2005 and 2004, respectively.

6. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is summarized as follows:

	2005	2004
	(unaudited)	(unaudited as restated)
Land	$3,689,403	$2,373,051
Buildings and facilities, including leasehold improvements	8,203,133	9,553,121
Machinery and equipment	29,517,372	24,937,130
Machinery in-transit	171,850	470,816
Construction in-process	736,709	303,847

	42,318,457	37,637,965
Less: Accumulated depreciation and amortization	(13,597,750)	(11,907,506)

	$28,720,717	$25,730,459

Depreciation expense and amortization of leasehold improvements, for the years ended September 30, 2005, 2004 and 2003 amounted to approximately $3,396,000, $3,420,000, and $3,425,000, respectively.

Applicable interest charges incurred during the construction of new facilities are capitalized as one of the cost elements and are amortized over the assets’ estimated useful lives. Interest capitalized during fiscal years 2005 and 2004 was $58,800 and $19,000, respectively.

Net capitalized leasehold improvements amounted to approximately $204,000 and $46,000 as of September 30, 2005 and 2004, respectively.

On September 22, 2003, the Company entered into a trust agreement (“Trust Agreement”) in order to create a trust (the “Trust”) to hold certain assets which serve as collateral for various obligations of the Company (the “Trust Assets”). Accordingly, the Company transferred real estate properties, net of their corresponding mortgages, registered equipment, and certain intellectual property

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(trademarks and brand names) into the Trust. As of September 30, 2005, the Trust Assets included real estate available for sale, which is included in other assets in the accompanying consolidated financial statements, plus property and equipment with an aggregate book value of $17.8 million.

7. SHORT-TERM AND LONG-TERM INVESTMENTS

As of September 30, 2004, short-term investments were comprised primarily of certificates of deposits, due from 6 to 12 months, with interest rates from 12.40% to 14.67% for colones based Deposits and 1.75% for US dollars based Deposits. As of September 30, 2005 there were no short-term investments.

Long-term investments, which are carried at cost, consist of the following:

	2005	2004
	(unaudited)	(unaudited as restated)
Grupo Industrias Oleaginosas S.A. (“Inolasa”)	$2,130,349	$2,318,712
La Condesa, S.A. (“La Condesa”)	409,870	446,110
Investment trusts	—	205,586
Other (less than 50% ownership)	696	12,197

	$2,540,915	$2,982,605

Inolasa is the only supplier of soybean meal in Costa Rica. The Company has a 10% ownership interest in Inolasa, which is accounted for under the cost method and dividends are recorded in income when they are declared. During the years ended September 30, 2005 and 2003, the Company received cash dividends from Inolasa amounting to approximately $83,000 and $432,000, respectively. For the fiscal year ended September 30, 2004, Inolasa did not declare any dividends. Dividends distributed during fiscal years 2005 and 2003 are included in Other income (expense) - miscellaneous, net in the accompanying consolidated statements of operations.

Included in Long-term investments at September 30, 2005 and 2004 are 200,000,000 preferred shares of La Condesa, a corporation in Costa Rica engaged in the hotel business. Such shares do not provide an ownership interest to the Company. The Company accounts for its investment in La Condesa under the cost method.

It is the Company’s belief that the investments in Inolasa and La Condesa are not impaired, based on the analysis of the financial position and operations of such companies.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. OTHER ASSETS

Other assets consist of the following:

	2005	2004
	(unaudited)	(unaudited as restated)
Guarantee deposits	$573,098	$77,535
Self insurance trust (see Note 23)	302,882	269,751
Real estate available for sale, at cost	734,266	2,253,995
Logistica de Granos, S.A.	—	1,201,186
Capitalized software	400,001	1,299,543
Deferred loan costs, net	95,886	93,772
Reforestation projects	605,080	595,242
Trademarks	493,417	312,956
Other	423,918	381,996

	3,628,548	6,485,976
Accumulated amortization of software	(305,583)	(878,266)

	$3,322,965	$5,607,710

Real estate available for sale consists mainly of land, located in urban and rural areas. Those properties are not being utilized in the normal operations of the Company. The properties are recorded at cost of acquisition, which is lower than its fair market value as determined by independent appraisals.

On February 20, 2003, As de Oros and Port Ventures entered into a Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which As de Oros agreed to acquire from Port Ventures 2,040 shares of common stock (the “Shares”) of Logistica, representing 51% of the issued and outstanding shares of capital stock of Logistica, for a purchase price of $2.5 million. During the fiscal year ended September 30, 2003, As de Oros paid approximately $1.4 million, or 55% of the Purchase Price, to Port Ventures (the “Remitted Payment”) in exchange for bills of exchange (the “Bills of Exchange”). Effective May 18, 2005, Pipasa cancelled the Purchase Agreement pursuant to a Termination and Release Agreement (“Termination Agreement”). In accordance with the terms of the Termination Agreement and in accordance with the terms of the Purchase Agreement, Port Ventures has returned approximately $1.7 million ($1.4 million of payments in advance and $0.3 of accrued interest) to Pipasa in exchange for Pipasa’s cancellation of the Bills of Exchange.

Capitalized software is comprised of internally developed software and purchased software which is ready for service. Capitalized software is amortized on a straight-line basis over its estimated useful life of 3—5 years. Amortization expense of capitalized software for the years ended September 30, 2005, 2004 and 2003 amounted to approximately $245,000, $500,000, and $515,000, respectively.

Deferred loan costs amortization expense for fiscal years ended September 30, 2005, 2004 and 2003 amounted to approximately $24,000, $117,000, and $121,000, respectively.

Reforestation projects are in the development stage, and as such, all expenses incurred related to maintenance of the projects are capitalized until the development stage is completed in accordance with Company’s policy of capitalizing overhead costs incurred during construction period for property, plant and equipment and other long-lived assets. Capitalized amounts approximate $55,000 per year. Development stage is expected to approximate 30 years, and accordingly, reforestation projects are expected to mature by the year 2020.

Trademarks are related to the purchase of the “Zaragoza” by-product brand name. The Zaragoza trademark has an indefinite life for the Company’s use, and accordingly, accounts for it in accordance with SFAS No. 142, testing for impairment annually. No impairment was recorded for fiscal years 2005 or 2004.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. NOTES PAYABLE AND LONG-TERM DEBT:

Notes payable consist of the following:

	2005	2004
	(unaudited)	(unaudited as restated)
Loans denominated in U.S. dollars	$12,852,022	$8,704,378
Loans denominated in Costa Rican colones	—	1,181,752

	$12,852,022	$9,886,130

The Company’s notes payable primarily originate from bank loans and are mainly utilized as working capital to support operations of the Company. As of September 30, 2005, approximately $8.4 million of the $12.9 million of short-term debt was owed to BICSA and approximately $4.5 million was owed to ADM Latin America Inc., a supplier of raw material. Notes payable are generally due from October 2005 through February 2006, all of them denominated in U.S. dollars, and bear interest at annual rates ranging from 4.50% to 8.25%. Average interest rates as of September 30, 2005 and 2004 were 5.68% and 6.18% respectively for these loans. See “Debt Restructuring” section below for additional information.

From time to time the Company enters into line of credit agreements with third party financing institutions specifically to provide for short term financing of grains and other agricultural commodities. Additionally, the Company regularly enters into similar line of credit agreements with certain vendors who directly provide extended credit terms. Typically, under these line of credit agreements, the Company receives terms ranging from 120 days up to 1 year from the date of purchase and the borrowings bear interest at variable rates based upon LIBOR plus or Prime less certain factors. These lines may be collateralized or unsecured.

On September 20, 2005, the Company entered into a line of credit agreement for up to $5.0 million with Hencorp Becstone Capital, L.C., for the financing of purchases of agricultural commodities. Each disbursement under the line of credit has a maturity of 180 days from the date of disbursement and bears interest at the six month LIBOR plus  1/2%. The line of credit has a one year term, is renewable annually and is collateralized by an export credit insurance policy issued by Exim Bank. On December 28, 2006, this line of credit was increased to $7.0 million, with the remaining terms unchanged.

During August 2006, one of the Company’s major vendors provided a credit facility for up to $6.0 million of credit, to be used for grain purchases. The line is unsecured, each purchase is payable within 120 days from the date of draw and the aggregate outstanding amount bears interest at LIBOR plus 1.75%.

On September 18, 2007, the Company entered into a credit facility with BCR for up to $5.0 million. The facility is renewable annually for a period up to five years, is collateralized by the Trust and bears interest at prime less 1.25%. This new credit facility includes a negative covenant, applicable to this specific debt only and measured at the subsidiary level, which establishes that maximum indebtedness cannot exceed the ratio of total liabilities to total stockholders’ equity of 1.7 to 1.

On November 28, 2007, the Company entered into two revolving line of credit agreements with Scotiabank de Costa Rica, S.A. and Scotiabank & Trust (Cayman) Limited (jointly “Scotiabank”) (successor to Banco Interfin (“Interfin”)) for up to $5.0 million and $10.0 million, respectively, for working capital purposes. The lines of credit bear interest at prime less 1.25%, mature July 31, 2008, are renewable annually and are collateralized by the Trust and unsecured, respectively. These two lines of credit include several additional positive and negative covenants, measured at the subsidiary level, which establish, among other things, the following:

(i)	the maximum ratio of total combined debt to EBITDA must be 4.5 times at any time; and

(ii)	minimum Tangible Net Worth (TNW), measured as stockholder’s equity, net of (a) amounts borrowed to affiliates, and (b) intangible assets, must be $35 million at any time.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Long-term debt consists of the following:

	2005	2004
	(unaudited)	(unaudited as restated)
Bank loans denominated in U.S. dollars	$12,342,925	$22,868,782
Bank loans denominated in Costa Rican colones	18,550,923	13,690,633

	30,893,848	36,559,415
Less: Current portion	3,580,092	2,054,379

	$27,313,756	$34,505,036

Long-term debt is due from November 2005 to August 2011. Debt issuance costs are deferred and then amortized over the term of the debt. Interest rates for long-term debt were as follows:

	2005	2004
U.S. dollar loans	4.80% - 10.75%	1.98% - 8.75%
Costa Rican colones loans	10.00% - 19.25%	10.00% - 18.25%

Future payments on long-term debt as of September 30, 2005 are as follows:

Year	Amount
(unaudited)
2006	$3,580,092
2007	10,667,807
2008	4,870,888
2009	5,103,338
2010	2,556,525
Thereafter	4,115,198

Total	$30,893,848

Of the total amount of long-term debt of $30.9 million, $21.3 million was collateralized by the Trust (see “Trust Agreement” section below), $2.7 million by Company property not included in the Trust, $318,000 by property and the remaining balance of approximately $6.6 million was unsecured. See the section below entitled “Debt Restructuring” for more information regarding the Company’s long-term indebtedness.

The debt collateralized by the Trust is subject to certain negative covenants and exceptions, as it is described in more detail below (see the section entitled “Trust Agreement”). In addition to the negative covenants and exceptions, the indebtedness agreements signed with BCR (amounting to $14.8 million as of September 30, 2005) impose an additional covenant on the Company, which requires that the ratio of total liabilities to total assets, measured at the Subsidiary level, not exceed 75%.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of September 30, 2005, the Company’s aggregate outstanding indebtedness totaled approximately $43.7 million, of which approximately $37.9 million (the “Aggregate Participating Lenders’ Indebtedness”) was owed to four lenders: BICSA, Banco Agricola de Cartago (“Agricola”), Banco de Costa Rica (“BCR”) and Interfin collectively, (the “Participating Lenders”) as follows:

Lender:	Amount (in Millions)
(unaudited)
BICSA	$17.4
BCR	14.8
Agricola	1.2
Interfin	4.5

Total	$37.9

As of September 30, 2005, approximately $25.8 million of the approximately $37.9 million of Aggregate Participating Lenders’ Indebtedness was collateralized by the Trust to which the Company contributed or pledged substantially all of the assets of Pipasa in accordance with the terms of the Trust Agreement entered into by the Company in September 2003. The Trust Agreement was amended on May 21, 2004 (as discussed in greater detail below). Of the approximately $12.1 million of Aggregate Participating Lenders’ Indebtedness that is not collateralized by the Trust (the “Non-Trust Indebtedness”), (i) approximately $7.6 million of such Non-Trust Indebtedness owed to BICSA is unsecured, (ii) approximately $1.8 million of such Non-Trust Indebtedness is guaranteed by parties related to the Company (See Note 4) and (iii) approximately $2.7 million of such Non-Trust Indebtedness owed to BCR and Agricola is collateralized by property outside of the Trust.

Of the approximately $43.7 million of the Company’s aggregate outstanding indebtedness as of September 30, 2005, $37.9 million was owed to Participating Lenders and approximately $5.8 million was owed to certain of the Company’s lenders who were not signatories to the Trust Agreement (the “Non-Participating Lenders”). One of the Non-Participating Lenders with an aggregate of approximately $318,000 was collateralized by real property.

Debt Restructuring

During fiscal years 2004 and 2005, the Company restructured a significant portion of its debt obligations, decreasing short-term indebtedness and increasing its outstanding long-term indebtedness (the “Debt Restructuring”). As of September 30, 2005, the Company had approximately $12.9 million and $30.9 million of short-term debt and long-term debt (including current portion), respectively, and approximately $9.9 million of short-term debt and $36.6 million of long term debt (including current portion) outstanding as of September 30, 2004.

On June 27, 2005, the Company restructured the equivalent of approximately $5.9 million of short term debt through a seven year colones based debt agreement with BCR. This agreement also included additional borrowings in the form of a two year colones-based line of credit amounting to approximately $300,000. On the same date, BICSA renewed the line of credit agreement with the Company and increased the borrowing availability from $3.5 million to $5 million. These loans are collateralized by the Trust.

On December 1, 2005, the Company entered into agreements with Interfin and Agricola to restructure approximately $4.0 million of the $5.4 long-term debt owed to BICSA. The agreements provided for (i) an eight year colones-based loan with Interfin in the amount of approximately $2.5 million, and (ii) a seven year colones-based loan with Agricola in the amount of approximately $1.5 million. These loans are collateralized by the Trust.

Trust Agreement

As part of the debt restructuring, the Company entered into the Trust Agreement, pursuant to which it restructured a substantial part of its indebtedness. At the time of execution of the Trust Agreement, ten of the Company’s lenders were signatories to the Trust Agreement. The Company’s wholly-owned subsidiaries (the “Subsidiaries”) transferred substantially all of their assets to the Trust. On May 19, 2004, the Company entered into an amendment to the Trust Agreement (the “First Trust Agreement Amendment”). The First Trust Agreement Amendment modified the Trust to release certain lenders and reflect the then current Participating Lenders: BICSA, Interfin, Agricola and BCR. Additionally, the First Trust Agreement Amendment modified certain other provisions of the Trust, some of which are described below. The Trust, as modified by the First Trust Agreement Amendment, is hereinafter referred to as the “Modified Trust.”

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Modified Trust may secure up to an aggregate amount of $44.0 million of indebtedness, which indebtedness can take the form of loans, bonds or other extensions of credit. The Modified Trust provided for a new Trustee, Banco Improsa, S.A. In addition, the Modified Trust granted certain rights to, as well as imposed certain obligations upon, the Trustee, including granting to the Trustee the same rights as a creditor with respect to any mortgages transferred to the Modified Trust and endorsed to the Trustee.

The Trust Assets of the Modified Trust currently include real estate properties net of their corresponding mortgages, registered equipment and certain intellectual property (trademarks and brand names) of Pipasa and its Subsidiaries (“Subsidiary”). All other types of assets other than mentioned before were released from the Modified Trust by the Trustee. However, the Subsidiary may transfer new assets to the Modified Trust in order to increase the value of the Trust Assets.

The Modified Trust requires that the total value of the Trust Assets be, at all times, equal to or greater than 125% of the aggregate amount of the total indebtedness secured by the Trust (which, as mentioned above, cannot exceed the aggregate amount of $44.0 million). So long as this 125% threshold is met and subject to certain other conditions set forth in the Modified Trust, the Subsidiary may solicit the Trustee for the release of some of the Trust Assets.

However, the failure to maintain the 125% threshold, is grounds for the foreclosure and sale of the Trust Assets. Upon such an occurrence or the occurrence of any default of any credit agreement between a Principal Beneficiary and a Subsidiary, the Trustee may dispose of the Trust Assets in accordance with the terms and conditions and the procedures set forth in the Modified Trust.

Pursuant to the terms of the Modified Trust, Pipasa has agreed to certain negative covenants. These covenants prohibit, among other things, without the prior written consent of the Board of Beneficiaries (as defined below), Pipasa from:

(i)	distributing any annual dividends to its shareholders unless (a) its total debt to equity ratio is less than 60% and (b) the amount of the annual dividends is, in the aggregate, equal to or less than 50% of its profit for that year;

(ii)	making any change in its stock ownership; and

(iii)	making any “insider loans”. However, the Modified Trust permits the Subsidiary to make loans of up to $2.5 million annually to the Company upon certain terms and conditions, measured at each year-end.

In addition, the Modified Trust requires that Pipasa, with certain exceptions:

(i)	maintain an amount of paid-in share capital equal to or greater than its stated share capital at the beginning of the Trust Agreement; and

(ii)	maintain a current ratio, defined as a ratio of current assets to short term liabilities, equal to or greater than 1.3, measured at each year-end.

Regarding the minimum current ratio requirement, Pipasa has been in default of this covenant since September 30, 2006. However, Pipasa has not received a formal notice of non-compliance, a demand for repayment or any other form of punitive action by any of the Participating Lenders or the Trustee. Effective February 18, 2008, the Participating Lenders agreed to reduce the minimum required current ratio from 1.3 to 1.1 retroactive to March 30, 2007. As a result of this modification of terms, Pipasa is no longer in default of this or any other covenant included in the Modified Trust.

In accordance with the Modified Trust, a board of beneficiaries has been established to represent and protect the rights of the Participating Lenders under the Modified Trust (the “Board of Beneficiaries”). The Board of Beneficiaries is comprised of one representative of each of BICSA, Agricola, Interfin and BCR. The Board of Beneficiaries has certain rights vis-à-vis the Company and the Trustee including, without limitation, the right to receive and review certain financial information provided by the Subsidiary; notify the Participating Lenders of a situation that might impair the Trust Assets; appoint a replacement Trustee (from three candidates chosen by the Subsidiary); instruct the Trustee to cancel certain mortgages and other liens over the Trust Assets or to release certain Trust Assets; and represent the Participating Lenders in certain decisions, in each case in accordance with the conditions of the Modified Trust and applicable law. All decisions of the Board of Beneficiaries will be made upon a majority vote of its members, with the President of the Board of Beneficiaries having a tie-breaking vote.

On June 27, 2005, the Company entered into a second amendment to the Trust Agreement (the “Second Trust Agreement Amendment”), which included new indebtedness issued by BCR and BICSA and eliminated the Company’s previously expressed right under the Trust Agreement to issue public debt secured by the Trust.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

On December 1, 2005, the Company entered into a third amendment to the Trust Agreement (the “Third Trust Agreement Amendment”), which included new indebtedness issued by Interfin and Agricola and added new regulations regarding periodical appraisals of the Trust Assets.

On September 18, 2007, the Company entered into a fourth amendment to the Trust Agreement (the “Fourth Trust Agreement Amendment”), which included a new line of credit facility with BCR amounting to $5.0 million, and extended the term of the Trust until February 14, 2020. However, the term will be considered renewed for one-year term periods while any indebtedness with any of the Participating Lenders remains unpaid.

On November 28, 2007, the Company entered into a fifth amendment to the Trust Agreement (the “Fifth Trust Agreement Amendment”), in order to include new debt issued by Scotiabank into the Trust. Additionally, all loan agreements with Interfin were replaced by new loan agreements executed by Scotiabank in order to conform to Scotiabank standards, which include among others, certain debt covenants.

On February 18, 2008, the Company entered into a sixth amendment to the Trust Agreement (the “Sixth Trust Agreement Amendment”), in order to include new debt issued by Agricola amounting to $2.0 million into the Trust. Additionally, the current ratio was reduced from 1.3 to 1.1 retroactive to March 30, 2007 and new responsibility percentages were defined for every asset category forming part of the Trust Assets.

All provisions of the Trust Agreement and the Modified Trust not modified by the First, Second, Third, Forth, Fifth and Sixth Trust Agreement Amendments, are unchanged.

The Trust Agreement provides that the Modified Trust will terminate upon the performance by the Subsidiary of all of its obligations under the credit agreements, including the repayment of all of the outstanding indebtedness owed to the Participating Lenders.

10. MINORITY INTEREST

On February 2, 2004, As de Oros repurchased all outstanding As de Oros preferred shares held by the Asociacion de Empleados de Rica Foods, (“Aserica”), a total of 70,774 shares, for a purchase price equivalent to $167,231. As de Oros repurchased these As de Oros Preferred Shares for the same number of Costa Rican colones that they were originally sold for. However, as the Company translates its minority interest from Costa Rican colones to U.S. dollars using historical exchange rates, and the Costa Rican colones have devalued in relation to the U.S. dollar, these As de Oros Preferred Shares were repurchased for the equivalent of $274,301 less than book value. Accordingly, this difference was recorded as a decrease to Accumulated Other Comprehensive Loss.

In exchange for these As de Oros Preferred Shares, As de Oros issued to Aserica an unsecured promissory note denominated in Costa Rican colones, bearing interest at the annual rate of 10%, payable in 5 consecutive annual payments beginning in February 2005.

On August 18, 2004, As de Oros repurchased from a Controlled Company 87,600 outstanding shares of As de Oros preferred stock for a purchase price of $197,560. The stock was previously reflected as Minority Interest in the Consolidated Financial Statements. As de Oros repurchased this stock for the same number of Costa Rican colones that it was originally sold for. Due to the effect of the devaluation of the Costa Rican colones, this stock was repurchased for the equivalent of $364,195 less than book value. Accordingly, this difference was recorded as a decrease in Accumulated Other Comprehensive Loss.

In exchange for these As de Oros preferred shares, As de Oros issued to the Controlled Company an unsecured promissory note denominated in Costa Rican colones, bearing interest at the annual rate of 10%, payable in 5 consecutive annual payments beginning in August 2005. This note was included in Due to Related Parties at September 30, 2004.

In addition, the Company canceled 97,345 As de Oros preferred shares that were previously issued to a Controlled Company as a dividend in the equivalent amount of $332,815, in exchange for total consideration equivalent to $219. The difference between the book value and total repurchase consideration aggregated $332,596. This difference is partially a result of repurchase consideration being less in Costa Rican colones than the amount ascribed upon the initial issuance of these preferred shares, while the remaining difference is due to the devaluation of the Costa Rican colones in relation to the U.S. dollar. Accordingly, the difference between the repurchase consideration in Costa Rican colones and the book value in colones of $216,914 was recorded as an increase in Additional Paid in Capital while the difference associated with the devaluation of the Costa Rican colones of $115,682 was recorded as a decrease in Accumulated Other Comprehensive Loss.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. STOCKHOLDERS’ EQUITY

Common Stock and Treasury Common Stock

As of September 30, 2005 and 2004, 20,000,000 shares of common stock with a par value of $0.001 were authorized.

During November 1997, the Board of Directors authorized the repurchase of up to 66,667 shares of the Company’s common stock. The repurchase program authorizes management, at its discretion, to make purchases from time to time, as circumstances warrant. As of September 30, 2005 and 2004, the Company held 52,852 shares of the Company’s common stock as treasury stock, amounting to $283,394. All of these shares were repurchased under this authorization.

Preferred Stock and Treasury Preferred Stock

As of September 30, 2005 and 2004, Pipasa had 20,000 and 171,400 preferred shares issued, which amounted to $132,478 and $1,180,868, respectively. These amounts have been included in preferred stock in the accompanying consolidated balance sheets. These preferred shares are not redeemable, are not convertible into common stock and the holders have no voting rights. As of September 30, 2005 and 2004, these preferred shares were held by the following preferred shareholders:

	2005	2004
	(unaudited)	(unaudited as restated)
Held by Related Parties:
Jorque, S.A.	$66,269	$66,269
Inversiones Zamora y Aguilar, LTDA	39,725	39,725
Inversiones Wytalcha, S.A.	26,484	26,484
Mr. Chaves (through the Controlled Companies)	—	1,048,390

	$132,478	$1,180,868

The Preferred shares issued by Pipasa are comprised of subcategories and receive dividends based on the following:

•

Class C-A, C-B and C-D preferred shares, which amounted to 146,431 shares as of September 30, 2003, receive a 10% annual dividend payable monthly and adjustable by the Board of Directors. During fiscal 2004, the Company repurchased all outstanding Class C-A, C -B and C-D preferred shares.

•

Class C-C preferred shares, which amounted to 171,400 shares as of September 30, 2003, receive an annual dividend equal to the prime rate set by the Banco Central de Costa Rica plus two percent, payable monthly, which as of September 30, 2004 and 2003 averaged approximately 16.25% and 18.52%, respectively. During fiscal 2004, the Company repurchased a total of 151,400 shares. After the repurchase, the remaining outstanding preferred shares as of September 30, 2005 amounted to 20,000.

During fiscal years 2005, 2004 and 2003 dividends of $7,255, $76,463, and $131,485 respectively, were paid on these preferred shares and are reflected as preferred stock dividends in the accompanying consolidated financial statements. There were no preferred dividends in arrears as of September 30, 2005 and 2004.

During 2004, Pipasa repurchased certain shares of Pipasa preferred stock (“Pipasa Preferred Shares”) as described below. The Pipasa Preferred Shares were previously reflected as Preferred Stock in the consolidated financial statements.

On February 2, 2004 Pipasa repurchased 146,431 Pipasa Preferred Shares held by Aserica, for a purchase price equivalent to $346,001. Pipasa repurchased these Pipasa Preferred Shares for the same number of Costa Rican colones that they were originally sold for however, as the Company translates its Preferred Stock from Costa Rican colones to U.S. dollars using historical exchange rates, and the Costa Rican colones have devalued in relation to the U.S. dollar, these Pipasa Preferred Shares were repurchased for the equivalent of $689,204 less than book value.

Accordingly, this difference was recorded as an increase to Additional paid-in capital. These shares were cancelled in May 2004.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In exchange for these Pipasa preferred shares, Pipasa issued to Aserica unsecured promissory notes denominated in Costa Rican colones, bearing interest at the annual rate of 10%, payable in 5 consecutive annual payments beginning in February 2005.

On August, 18, 2004, Pipasa repurchased 151,400 of Class C-C Pipasa Preferred Shares held by several of the Controlled Companies, for a purchase price equivalent to $341,445. Pipasa repurchased these Pipasa Preferred Shares for the same number of Costa Rican colones that they were originally sold for however, as the Company translates its Preferred Stock from Costa Rican colones to U.S. dollars using historical exchange rates, and the Costa Rican colones have devalued in relation to the U.S. dollar, these Pipasa Preferred Shares were repurchased for the equivalent of $706,945 less than book value. Accordingly, this difference was recorded as an increase to Additional paid-in capital.

In exchange for these Pipasa Preferred Shares Pipasa issued to these Controlled Companies unsecured promissory notes denominated in Costa Rican colones, bearing interest at the annual rate of 10%, payable in 5 consecutive annual payments beginning in August 2005. These notes were included in Due to Related Parties at September 30, 2004.

Subsequent to September 30, 2005, Pipasa repurchased 10,000 of Pipasa Preferred shares for consideration of $19,530.

Appropriation of Retained Earnings

Current legislation in Costa Rica requires that 5% of annual net income (in local currency) up to an amount equivalent to 20% of total common stock of the subsidiary, be allocated on annual basis as a legal reserve. As of September 30, 2005 and 2004, the subsidiary of the Company has allocated for this concept retained earnings amounting to $2,090,342 and $1,478,663, respectively.

During fiscal 2004, the Company repurchased certain Pipasa and As de Oros preferred shares from related parties and certain Pipasa and As de Oros preferred shares from Aserica (see above) for total consideration of $1,052,456, in the form of notes payable, as discussed herein. Pursuant to Costa Rican Commercial Code (article 129), a Costa Rican corporation repurchasing its own shares must do so using funds originated by its net earnings. In order to demonstrate that the funds to repay the Notes are originated by net earnings, the Company established a reserve, in the amount of $1,052,456, from a portion of retained earnings. As of September 30, 2005 and 2004 the balances of the reserves are $391,730 and $1,039,998, respectively.

12. EMPLOYEE, OFFICERS AND DIRECTORS BENEFIT PLAN

On May 29, 1998, the Company adopted the 1998 Stock Option Plan (the “Plan”). Under the Plan, 200,000 shares of the Company’s Common Stock are reserved for issuance upon the exercise of options. The plan is designed to serve as an incentive for retaining and attracting persons and/or entities that provide services to the Company and its subsidiaries. As of September 30, 2005, there were no options outstanding under this Plan.

On November 29, 2004, the Board of Directors of the Company granted, effective October 15, 2004 (the “Grant Date”), a total of 120,000 options (the “Director Options”) to purchase shares of the Company’s common stock to two of its then current directors. In addition, on the same date, as consideration for past services to the Company, the Company granted 10,000 options (collectively with the Director Options, the “Options”) to purchase shares of the Company’s common stock to one of its former directors. The Options vested upon issuance and were exercisable at any time during the period (the “Exercise Period”) commencing on the three month (3rd) anniversary of the Grant Date and terminating on the six month (6th) anniversary of the Grant Date (the “Expiration Date”).

The Options had an exercise price of $4.40 and the closing quoted market price per share on the date of grant was $5.21. The Company accounts for equity-based awards granted to employees and directors under APB No. 25 under which compensation cost is recognized for stock options granted below market value and amortized over the appropriate service period. The 120,000 options granted on October 15, 2004 to the two current directors have a value of $97,200 which has been amortized as compensation expense ratably over the fiscal year ended September 30, 2005. The Options granted to the former director have been accounted for in

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

accordance with SFAS No. 123 using the fair value method of accounting, and accordingly, $12,825 pertaining to the 10,000 options granted to the former director has been accrued for as compensation expense in fiscal year 2004. Had compensation cost for all stock options granted been determined in accordance with SFAS No. 123, compensation for 2005 would have increased by approximately $57,000, net income and net income from continuing operations would have decreased by approximately $57,000, and net income per share and net income per share from continuing operations would have decreased by $0.01.

On April 25, 2005, the Board of Directors approved the extension of (i) the Exercise Period of the Director Options granted to Mr. Lauredo until April 15, 2006 and (ii) the Exercise Period of the Director Options granted to Mr. Peeples until July 15, 2005. The closing quoted market price per share of the Company’s common stock on April 25, 2005, the date of the Board’s approval of the extensions of the Exercise Periods was $5.10. No additional expense was recorded for the extensions of the Exercise Periods in accordance with the requirements of Interpretation No.44 “Accounting for Certain Transactions Involving Stock Compensation”. In addition, the Company did not incur in any additional incremental costs associated with such extension.

The Director Options granted to Mr. Peeples, Mr. Lauredo and the Former Director Options were not exercised prior to their expiration.

13. EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share is computed on the basis of the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of outstanding warrants and stock options using the treasury stock method. The Company had no potentially dilutive securities during the years ended September 30, 2004 and 2003.

The following is a reconciliation of the weighted average number of shares outstanding with the number of shares used in the computation of diluted earnings per share:

	2005	2004	2003
	(unaudited)	(unaudited as restated)	(unaudited as restated)
Numerator:
Net income (loss) applicable to common stockholders	$4,830,883	$(2,709,462)	$(168,579)

Denominator:
Denominator for basic income (loss) per share	12,811,469	12,811,469	12,811,469
Effect of dilutive securities:
Options to purchase common stock	8,936	—	—

Denominator for diluted earnings (loss) per share	$12,820,405	$12,811,469	$12,811,469

Earnings (loss) per share:
Basic	0.38	(0.21)	(0.01)

Diluted	0.38	(0.21)	(0.01)

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. OPERATING LEASES

As of September 30, 2005 and 2004, the Company had operating leases for vehicles, cooling equipment and building facilities for its restaurants and retail outlets. These lease agreements expire between May 2006 and January 2010. At the end of the lease term, the Company has the option of returning or buying the vehicles or the equipment at estimated market value.

Rental expense for operating leases amounted to $538,100, $474,000, and $2,123,000 for fiscal years 2005, 2004 and 2003, respectively.

The future minimum lease payments under the Company’s operating leases are as follows:

Fiscal Year
(unaudited)
2006	$1,092,255
2007	990,472
2008	902,965
2009	622,240
2010	245,814

Total	$3,853,746

On August 23, 2006, the Company entered into an operating lease with a third party for an airplane. The lease provided for monthly payments of approximately $41,300 and with an expiration date of September 1, 2016. On June 14, 2007 this lease agreement was terminated, and the Company entered into a new agreement with the same party for the lease of a newer airplane. This lease provides for monthly payments of approximately $47,000 and expires on July 1, 2019.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. COMPREHENSIVE INCOME (LOSS)

The components of comprehensive income (loss) are as follows:

	Foreign Currency Translation Adjustment	Derivatives	Total
Balance, September 30, 2002 (unaudited as restated)	$(11,540,706)	$(96,989)	$(11,637,695)
Net change in derivative unrealized gain (loss)	—	77,754	77,754
Derivative gain (loss) to be recognized in cost of production during the next three months	—	(553,187)	(553,187)
Deferred (gain) loss recognized in cost of production during the period	—	360,610	360,610
Translation adjustment	(2,983,765)	—	(2,983,765)

Balance, September 30, 2003 (unaudited as restated)	(14,524,471)	(211,812)	(14,736,283)
Repurchase of preferred shares for less than par value	—	115,682	115,682
Net change in derivative unrealized gain (loss)	—	28,874	28,874
Deferred (gain) loss recognized in cost of production during the period	—	174,537	174,537
Translation adjustment	(1,318,615)	—	(1,318,615)

Balance, September 30, 2004 (unaudited as restated)	(15,843,086)	107,281	(15,735,805)
Net change in derivative unrealized gain (loss)	—	(104,100)	(104,100)
Translation adjustment	(1,408,891)	—	(1,408,891)

Balance, September 30, 2005 (unaudited)	$(17,251,977)	$3,181	$(17,248,796)

The Company uses futures to purchase corn and soy-bean meal, the primary ingredients in the chicken feed, as a strategy to hedge against price increases in corn and soy-bean meal. The Company’s hedging strategy is set in its annual budget, which determines how much corn and soybean meal the Company will need and the price the Company must pay in order to meet budget forecasts. The Company uses an internal pricing model to prepare sensitivity analyses. The Company is not involved in speculative trading and generally does not hedge anticipated transactions beyond 6 months.

The contracts that effectively meet risk reduction criteria are recorded using cash flow hedge accounting. As of September 30, 2005 and 2004, the Company’s outstanding derivatives amounted to $112,500, and $12,204, respectively.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. INCOME TAXES

Income tax expense (benefit) attributable to income from continuing operations for the years ended September 30, 2005, 2004 and 2003 consists of:

	2005	2004	2003
	(unaudited)	(unaudited as restated)	(unaudited as restated)
Current:
United States	$—	$—	$—
Costa Rica	1,498,403	179,268	95,525

Total current taxes	1,498,403	179,268	95,525

Deferred:
United States	—	—	—
Costa Rica	6,727	(311,837)	110,950

Total deferred income taxes	6,727	(311,837)	110,950

Total	$1,505,130	$(132,569)	$206,475

Income tax expense differs from the amounts computed by applying the corporate tax rate in Costa Rica of 30% to pretax income from continuing operations. In December 2002, the government of Costa Rica enacted temporary changes in the income tax law, applicable for the twelve months beginning in January 2003 through December 2003. Such changes provided a temporary increase in the tax rate from 30% to 36%, as part of the Costa Rican government solution to decrease the actual governmental deficit. As a result, the composite tax rate for the Company’s fiscal years 2004 and 2003 are of 31.5% and 34%, respectively.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For fiscal years ended 2004, and 2003, the Company received loans from its non-US subsidiaries, which loans were subject to U.S. income tax pursuant to Subpart F of the Internal Revenue Code. The Company has used Net Operating Losses (“NOL”) carry forwards to offset any taxable income for such fiscal years, and consequently has not paid any income taxes in the United States for those fiscal years, for which a statutory rate of 35% is required. The following table summarized the significant differences between the statutory tax rates and the Company’s effective tax rate:

	2005	2004	2003
	(unaudited)	(unaudited as restated)	(unaudited as restated)
Computed statutory income tax expense (benefit)	$1,367,520	$(775,110)	$(38,150)
Increase (reduction) in income taxes resulting from:
Non-taxable income	(861,826)	(52,709)	(355,097)
Increase in provisions	501,420	71,381	62,607
Tax benefit under Costa Rican Income Tax Law Article 8, Section T for Agricultural Companies and Article 8, Section F	(65,443)	(30,254)	(37,502)
Additional depreciation on permitted equivalent to 50% of assets invested in the production process	—	(112,714)	(154,893)
Depreciation of revalued assets	(96,006)	(109,774)	(146,581)
Net operating losses and tax credit carryforwards	659,466	900,692	859,817
Trademark amortization	—	(24,081)	(16,602)
Equity tax	—	—	32,876

Total	$1,505,131	$(132,569)	$206,475

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2005 and 2004 are presented below:

	2005	2004
	(unaudited)	(unaudited as restated)
Deferred tax assets:
Allowance for doubtful accounts	$131,616	$141,290
Restatement of property, plant and equipment depreciable for tax purposes in Costa Rica	1,473,435	1,710,769
Net operating losses in the United States	13,202	180,953
Provision for inventory obsolescence	41,477	52,000
Provision for contingency	138,985	151,274
Vacation accrual	52,896	51,391

Total gross deferred tax assets	1,851,611	2,287,677
Less valuation allowance	(1,486,637)	(1,891,722)

Total	$368,975	$395,955

Deferred tax liabilities:
Labor costs capitalized in internally developed software, expensed for income tax purposes	$—	$6,586
Book and tax depreciation method difference	36,164	29,311

Total	$36,164	$35,897

For September 30, 2005 and 2004 the Company established a full valuation allowance for the deferred tax asset derived from the tax depreciation resulting from the restatement of property, plant and equipment since the Company believes that it is more likely than not that the tax benefit will not continue to be realized. This allowance could be adjusted in the future, based on changing conditions. In addition, as of September 30, 2005 and 2004, the Company had approximately $37,720 and $517,009 of net operating loss carry forwards for U.S. Federal income tax purpose, which are available to offset future regular taxable income for the parent level entity only. Due to the recent ownership change, these losses are subject to Section 382 of the Internal Revenue Code. The losses expire in 2023 and 2022, respectively. The Company has established a valuation allowance for these operating loss carry forwards. Management believes, based on projected future results of operations, that it is more likely than not that the tax benefit of these loss carry forwards will not be realized. This allowance could be adjusted in the future based on changing conditions.

Taxes in the United States have not been provided on undistributed earnings of foreign subsidiaries; as such earnings are being retained indefinitely by such subsidiaries for reinvestment. The amount of unremitted earnings of foreign subsidiaries totaled approximately $6.41 million as of September 30, 2005. However, Net Operating Loss carry forwards (“NOL’s”) in the United States have been reduced by certain amounts that have been included in the Company’s income under Subpart F of the Internal Revenue Code. The Company also has available NOL’s in the state of Florida, which as of September 30, 2005 amount to approximately $2.6 million, which expire on the same years as the Federal NOL’s.

In accordance with income tax regulations in Costa Rica, the subsidiaries are required to file annual income tax returns for the twelve-month period ended September 30 of each year. According to Costa Rican’s tax law, the income tax returns of Pipasa and As de Oros for the years ended September 30, 2005, 2004, 2003 and 2002 are open to examination by the tax authorities in Costa Rica.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. SEGMENT AND GEOGRAPHIC INFORMATION

The Company’s operation is involved in the production and marketing of poultry products, and animal feed. The Company’s subsidiary distributes these products throughout Costa Rica and export mostly within Central America and the Caribbean. The basis for determining the Company’s operating segments is the manner in which financial information is used by management in its operations. Management operates and organizes the financial information according to the types of products offered to its customers. The following is a brief description of the main business segments of the Company:

Broiler Chicken: This segment principally includes sales of poultry products such as whole broiler chicken, chicken parts, mixed cuts and chicken breasts. All these products are sold under the brand name Pipasa(TM). Poultry products are sold to institutional customers, schools, hospitals, hotels, supermarkets, restaurants and small grocery stores.

Animal Feed: Animal feed is made with imported raw materials, such as corn and soybean meal, in addition to meat and bone meal and other vitamins and minerals. Animal feed is marketed for consumption by cows, pigs, poultry, horses, shrimp, aquaculture, and domestic pets. The Company’s animal feed products are sold through the Ascan(™), Mimados(™), Kan Kan(™), Dog Pro(™) brand names for pet food market, and Aguilar y Solis(™), Nutribel(™) and Salvaganado(™) brand names for livestock animals market. Customers for the commercial animal feed brands are mainly large wholesalers and high scale breeders. This customer group focuses on quality and price. Products marketed through Ascan( TM), Mimados(TM), Kan Kan (TM), and Dog Pro(™) brand names are targeted towards veterinarians, pet stores and supermarkets and are sold typically to consumers with medium to high income levels.

By-products: By-products include sausages, bologna, chicken nuggets, chicken patties, frankfurters, salami and pate. The Zaragoza (TM) and Tiquicia (™ )brand names include chicken, beef and pork by-products. The Company’s chicken by-products are sold through the Kimby(TM), Chulitas(TM), Rocadinos™ and As de Oros(TM) brand names and are sold to all social and economic levels. These products are sold mainly in supermarkets, and sales are predominantly driven by price.

Exports: Pipasa exports different products to other countries in Central America, including Colombia and the Dominican Republic and make occasional exports to Hong Kong. The Company exports the majority of its products, including broiler chicken, by-products, animal feed and pet foods.

Corporate Segment: Corporate is responsible for the treasury, tax and legal operations of the Company’s businesses and maintains and/or incurs certain assets, liabilities, income, expenses, gains and losses related to the overall management of the Company which are not allocated to the other reportable segments. These items include general and administrative expenses and provision for contingencies. This segment does not generate any revenue for the Company.

Other: This segment includes sales of commercial eggs, non-recurring sales of fertile eggs, fertilizers and raw material, among others.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Business Segments (In millions):

The following table illustrates the financial information regarding the company’s reportable segments. Discontinued operations (see Note 21) were previously included in the quick service segment and have been removed (assets of 1.23 and 1.40 for 2005 and 2004, respectively) from the table below, to illustrate financial information from continued operations.

	Broiler Chicken	Animal Feed	By - Products	Exports	Corporate	Other	Consolidated
2005 (unaudited)
Net sales	$68.09	$41.56	$20.07	$12.44	$—	$10.82	$152.98
Income (loss) from operations	12.89	3.70	1.51	1.97	(9.64)	1.53	11.96
Depreciation and amortization expense	0.76	0.69	0.43	—	1.44	0.08	3.40
Total assets	27.33	12.04	6.65	2.65	16.08	3.82	68.57

2004 (unaudited as restated)
Net sales	$58.53	$34.89	$16.37	$10.40	$—	$10.64	$130.83
Income (loss) from operations	8.96	2.26	1.28	1.67	(10.90)	0.45	3.72
Depreciation and amortization expense	1.04	0.69	0.39	—	1.25	0.03	3.40
Total assets	29.01	10.33	6.71	2.05	16.31	4.02	68.43

2003 (unaudited as restated)
Net sales	$58.22	31.51	14.94	7.45	—	8.35	$120.47
Income (loss) from operations	13.16	2.71	0.71	1.38	(11.30)	(0.70)	5.96
Extraordinary items	—	—	0.30	—	—	—	0.30
Depreciation and amortization expense	1.13	0.61	0.27	—	1.35	0.04	3.40

Geographic Information

The following represents net sales and long-lived assets by geographic location:

	2005	2004	2003
	(unaudited)	(unaudited as restated)	(unaudited as restated)
Net sales:
Costa Rica	$142.17	$120.43	$113.02
Other	10.81	10.40	7.45

Total	$152.98	$130.83	$120.47

Long-lived assets:
Costa Rica	28.71	25.72
Other	0.01	0.01

Total	$28.72	$25.73

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. OTHER INCOME

Miscellaneous, net consists of the following:

	2005	2004	2003
	(unaudited)	(unaudited as restated)	(unaudited as restated)
Dividends from Inolasa	$(83,000)	$—	$(445,475)
Gains on sale of assets	—	(98,031)	(53,064)
Services charged and materials and supplies sold to contracted farmers	(16,242)	(13,447)	(13,506)
Other income (expense)	(37,319)	161,389	77,072

	$(136,561)	$49,911	$(434,973)

19. EXTRAORDINARY INCOME

During fiscal year 2003, the Company received insurance proceeds resulting in an excess of approximately $304,760, net of tax ($0.02 earnings per share) over book value of equipment and building facilities of the by-products processing plant, damaged by a fire that took place in the month of February 2003. The Company accounted for this transaction in accordance with Interpretation 30 “Accounting for Involuntary Conversions of Nonmonetary Assets to Monetary Assets (An interpretation of APB Opinion No. 29)”, and accordingly, recorded such amount as extraordinary income.

20. ACQUISITIONS OF ASSETS

On December 27, 2004, the Company entered into an asset purchase agreement with Indavinsa (see Note 2). The assets acquired were principally comprised of property, equipment and intangible assets related to Indavinsa’s animal feed concentrate segment. The purchase price of approximately $6.3 million was comprised of the Company’s cancellation of approximately $5.3 million of receivables owed by Indavinsa to the Company plus approximately $1 million recorded as an amount payable to Indavinsa. As the entities were determined to be under common control, the net assets acquired were recorded by the Company at carryover basis of approximately $1.6 million. The purchase price in excess of the seller’s carryover basis of approximately $4.7 million was recorded as a reduction of retained earnings in the consolidated financial statements.

21. DISCONTINUED OPERATIONS

On October 21, 2005, Planeta entered into an agreement with the Coalition to sell all of the Restaurants, including their related operating assets, equipment, software, brands, real estate leases, furniture and fixtures, inventory, contract rights, and all other intangible property (the “restaurant Purchase Agreement”), for a purchase price of $2,100,000 (the “Purchase Price”). Closing occurred on November 15, 2005, and $1,500,000 of the Purchase Price was paid on that date. The remainder of the Purchase Price will be paid over the next three years in three equal annual installments. The Coalition did not assume Planeta’s accounts receivable or liabilities pursuant to the Restaurant Purchase Agreement. After the termination of the Restaurants’ employees by the Company, the Coalition hired all of those employees. The Company does not believe that the sale of the Restaurants will materially affect the Company’s income statement. In connection with the Restaurant Purchase Agreement, the Company entered into a supply agreement with the Coalition to supply the Restaurants with chicken for a ten year period.

Although the transaction did not occur until subsequent to September 30, 2005, pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), the Company met all of the criteria described in SFAS No. 144 and therefore determined that the component should be classified as discontinued operations. Accordingly, the Company’s consolidated financial statements have been reclassified for all periods presented to reflect the operations, assets and liabilities of the discontinued operations.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The net income (loss) from discontinued operations has been classified in the accompanying consolidated statements of operations as “Net income (loss) from discontinued operations, net of tax.” Summarized results of discontinued operations for the years ended September 30, 2005, 2004 and 2003 are as follows:

	2005	2004	2003
	(unaudited)	(unaudited as restated)	(unaudited as restated)
Net sales	$6,926,951	$7,680,167	$7,428,176
Net income (loss)	$36,459	$(258,280)	$(193,494)

22. CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments and trade receivables. The Company places its cash equivalents and short-term investments with high credit quality financial institutions.

The majority of the Company’s customers are located in Costa Rica. No single customer accounted for more than ten percent of the Company’s net sales or account receivable in fiscal 2005, 2004 and 2003. Credit risk is mitigated due to the fact that the Company’s customer base is diverse and is located throughout Costa Rica. The Company estimates an allowance for doubtful accounts based on the credit worthiness of its customers, and general economic conditions. Consequently, an adverse change in these factors could affect the Company’s estimate of the bad debt allowance.

23. COMMITMENTS AND CONTINGENCIES

Insurance

For vehicles, the Company has a damage insurance coverage policy in the amount of $490,000. The Company has various other insurance coverage policies for some of its facilities, productive assets and inventory that insure the Company for an approximate amount of $39.2 million as of September 30, 2005. In addition, the Company has an umbrella policy amounting to approximately $822,000. Management of the Company believes that the insurance coverage is adequate.

Severance Pay

Labor law in Costa Rica requires all companies to make a severance payment under certain conditions, equivalent to 5.83% of an employee’s yearly gross salary for every year of employment up to 8 years of labor, as part of a severance payment upon the termination of an employee. This benefit is payable after the employee’s death, retirement or termination without cause. An employee who resigns voluntarily or is terminated for cause forfeits his right to any severance benefit. From 1991 through July 7, 2004, the Company waived the 8-year limit dictated by the labor law, and paid severance based on years of service for all those employees who resign voluntarily or were terminated for cause. Effective July 7, 2004, the subsidiary’s Board of Directors changed the severance payment policy applicable to all employees hired after that date (the “new employees”). Under the new policy, the new employees will be paid according to what is established in Costa Rican Labor Law. All employees, including the new employees, receive a severance payment in February of each year; however, for those hired before July 7, 2004 this payment is considered as an advance to their future severance payment, and as a final liquidation for purposes of the new employees.

On September 28, 2007, Pipasa’s board of directors determined that it would be in Pipasa’s best interest to rectify the disparity in benefits and rights between its new and old employees. Therefore, they enacted a termination plan (the “Termination Plan”), whereby all employees of Pipasa hired before July 7, 2004 (the “Plan Employees”) would be terminated effective October 31, 2007 and rehired effective November 1, 2007. Upon enactment of the Termination Plan, all employees now have the same rights and benefits. As a result of the Termination Plan, Pipasa anticipates significant long term labor cost savings.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Pipasa incurred certain charges associated with implementing the Termination Plan under Costa Rican Labor Laws. Specifically, the immediate total cost to Pipasa as a result of the Termination Plan was approximately $6.6 million. This cost is solely related to the payment of legal rights and benefits to Plan Employees under Costa Rican Labor Laws. Pipasa and the Company have no further obligations or charges associated with the Termination Plan.

The Company is also required by Costa Rican Labor law to transfer an additional 3% of each employee’s monthly gross salary into a complementary pension fund, administrated by independent third parties. This amount is expensed as incurred. In addition, the Company deposits every month in ASEPIPASA (formerly known as “ASERICA”) 4% of each employee’s monthly gross salary as part of severance pay, and the employees are required to make a monthly deposit equivalent to 5% of their monthly salary as part of a savings program. Amounts paid or transferred to ASEPIPASA may not completely cover the severance payment at the time the employee leaves, since the severance payment calculation is based on the average of the last 6 months’ salary. Any remaining amount owed by the Company must be settled when the employee is terminated.

As of September 30, 2005 and 2004, the Company has recorded an accrual in the amount of approximately $1.5 million and $211,861, respectively, for future severance payments, which has been included in accrued expenses. The Company believes this amount is adequate based on past experience. For fiscal years ended September 30, 2005, 2004 and 2003, the Company’s severance pay expense amounted to approximately $1.81 million, $1.08 million and $1.48 million, respectively. The severance pay for fiscal year 2004 included non-recurring amounts due to the resignation of several executives of its subsidiaries, which was approximately $760,000 of the $1.0 million paid.

Construction Commitments

In the normal course of business, the Company enters into commitments for construction or renovations of its buildings, plant facilities and leased outlets. As of September 30, 2005, the Company did not have any outstanding amounts under these construction commitments.

Purchase Commitments

In September 2005, the Company entered into forward contracts with certain of its corn suppliers for the purchase of approximately $1.3 million of corn. Deliveries under such forward contracts commenced in October 2005. The Company estimates that this supply of corn will satisfy the Company’s needs for approximately two months. Pursuant to these corn forward contracts, the Company is generally required to make payments under the contract fifteen days prior to the date of shipment. The Company expects to make such payment with funds from operations or short-term financing.

In addition, in August and September 2005, the Company entered into forward contracts with Inolasa for the purchase of approximately $1.6 million of soybean meal. Deliveries under such soybean meal forward contracts commenced in October 2005. The Company estimates that this supply of soybean meal will satisfy the Company’s needs for approximately two months. Payments under these soybean meal forward contracts are due 22 days after receipt of the soybean meal. The Company expects to pay outstanding invoices with funds from operations or short-term financing.

Provision for Contingent Payment

As part of payroll related charges to the government of Costa Rica, the Subsidiaries, are required to pay to the Instituto Nacional de Aprendizaje (“INA”), a Costa Rican Government institution, a monthly charge (the “INA Charge”) which is calculated by multiplying the Subsidiaries’ total payroll by a percentage determined upon the classification given to the Company’s operational activities (the “Percentage”). Since 1993, pursuant to a law enacted by the Costa Rican Congress, the Ministry of Agriculture has classified the Company’s operational activities as agricultural in nature. However, in December 2003, the Company received an administrative petition from the INA (the “INA Petition”), indicating that, in accordance with article 19 of an administrative decree of

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the INA (the “Administrative Decree”), for purposes of determining the Percentage, the INA believes the Company’s operational activities should be classified as industrial in nature rather than agricultural in nature, and accordingly, the Company should have been applying the Percentage applicable to industrial companies when calculating the INA Charge instead of the Percentage applicable to agricultural companies. The applicable Percentage for agricultural companies is 0.5% while the applicable Percentage for industrial companies is 1.5% (2% before March 2001).

The Company has objected to the INA Petition and is currently considering filing a claim with the Costa Rican Constitutional Supreme Court (the “Court”) challenging the constitutionality of the Administrative Decree. As there can be no assurances regarding the outcome of any claim the Company may file with the Court, during the three months ended March 31, 2004, the Company recorded a provision in the amount of $416,380 which the Company believed to be a reasonable estimate of the amount the Company would be required to pay in the event it was required to comply with the INA Petition based on an analysis of the Subsidiaries’ payroll. As of September 30, 2004, the Company reassessed the provision for the INA Charge and increased such provision to $504,248. However, the Company believes that the amount of the Company’s liability in the event of an unfavorable outcome may be as large as $1 million. In addition to the provision, the Company also recorded a deferred tax benefit in the amount of $151,274 related to the INA Charge. As of the date of issuance of these financial statements, the situation of this claim remains unchanged.

Litigation, Claims and Assessments - General

Pipasa was one of two defendants in a lawsuit brought in Costa Rica, pursuant to which the plaintiff in such action, Polaris Holding Company (“Polaris”) was seeking damages in an amount equal to $3.6 million. The other defendant in the litigation was Aero Costa Rica, S.A. (“Aero”), a corporation that, prior to entering into receivership, was wholly-owned by Mr. Chaves. In connection with this lawsuit, the plaintiff also brought suit against Pipasa in the States of California and Florida. The California lawsuit was dismissed without prejudice.

On December 29, 2003, Pipasa entered into a settlement agreement (the “Settlement Agreement”) with Polaris pursuant to which Mr. Chaves provided Polaris with a one-time payment in the amount of $1,950,000 (the “Settlement Amount”) in exchange for Polaris’ agreement to dismiss any and all litigation instituted against Pipasa and release any and all claims which they have or may have against Pipasa in connection with the litigation, except for any claim that may arise in connection with the Indemnification Obligation (as defined below). Mr. Chaves has entered into an agreement with the Company pursuant to which he has acknowledged and agreed that his payment of the Settlement Amount is neither an equity investment in the Company nor a loan to the Company.

In January 2004, the receiver of Aero filed an appeal with the Costa Rican court (the “Ad Quo Court”) seeking Aero’s direct participation in the settlement and seeking to enjoin the release of the security interest in the related collateral (the “Collateral”). The Aero receiver’s appeal was denied by the Ad Quo Court on February 5, 2004, which denial was affirmed by the Costa Rican Ad Quem Court on April 14, 2005. On April 26, 2005 Pipasa received the release of the Collateral from the Ad Quo Court and transferred the Collateral to Banco Improsa, S.A. as trustee of the Amended Trust Agreement.

Litigation, Claims and Assessments - Leonardo López and Jima Iberoamerica, S.A. v. Rica Foods, Inc.

This case was initiated on March 21, 2006, in the United States District Court for the Southern District of Florida. Plaintiffs Leonardo López and Jima Iberoamerica, S.A. (collectively referred to herein as “Plaintiffs”) brought this action against the Company seeking millions of dollars in damages and alleging violations of Section 10(b) of the Securities Exchange Act, Rule 10b-5 of the Securities and Exchange Commission, Section 18 of the Securities Exchange Act and Florida Statute 517.301, as well as alleging fraudulent misrepresentation, negligent misrepresentation and promissory estoppel.

To date, Plaintiffs have filed four amended complaints, all of which have been dismissed by the Court in response to the Company’s various motions to dismiss. Plaintiffs’ latest complaint, their Second Amended Complaint, was dismissed with prejudice on April 6, 2007. As a result, Plaintiffs commenced appellate proceedings before the United States Court of Appeals for the Eleventh Circuit. The Company filed its initial appellate brief in response to Plaintiffs’ brief on November 13, 2007. Plaintiffs filed their reply appellate brief on December 10, 2007. Oral argument is currently scheduled for Tuesday, April 8, 2008, before the Eleventh Circuit Court of Appeals. The Company continues to believe that Plaintiffs’ initial complaint and appeal are without merit and will continue to contest the complaint and appeal and vigorously defend itself.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Litigation, Claims and Assessments - Informal Investigation by the Securities and Exchange Commission

On December 19, 2005, the SEC initiated a private, informal investigation of the Company. During the course of the investigation, the Company has used its best efforts to fully comply with the SEC’s numerous requests for information. Presently, the SEC’s informal investigation is ongoing, and the Company intends to continue to comply with any and all of the SEC’s future requests.

Litigation, Claims and Assessments - History, S.A. v. Rica Foods, Inc.

History, S.A. (“History”) filed its initial verified complaint against the Company on December 21, 2006, before the Circuit Court for Miami-Dade County, Florida. Although History amended its complaint on July 31, 2007, the History complaint continues to assert two claims against the Company: (i) the imposition of a constructive trust over certain Company shares allegedly held by the Company pending the outcome of a separate suit History has filed against Inversiones La Ribera, S.A., currently pending in Costa Rica and (ii) the imposition of a permanent injunction against the Company preventing the Company from selling, transferring or encumbering the stock in question.

The Company moved to dismiss the History complaint on November 20, 2007. History filed its Opposition to the Motion to Dismiss on January 9, 2008. The Company intends to file its Reply to the Opposition to the Motion to Dismiss on Friday, February 15, 2008. The Company continues to believe that the History complaint is without merit and will continue to contest the complaint and vigorously defend itself.

Except for the legal proceedings discussed above, no legal proceedings of a material nature, to which the Company or the subsidiaries are a party, exist or were pending as of the date of this report. Except for the legal proceedings disclosed above, the Company knows of no other legal proceedings of a material nature pending or threatened or judgments entered against any director or officer of the Company in his capacity as such.

The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of the Company’s management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

RICA FOODS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED SEPTEMBER 30, 2005, 2004 AND 2003 (Unaudited, as Restated)

Description	Beginning Balance Accrual	Additions (Subtractions) Charged to Income	Non-cash Reductions (Additions)	Ending Balance Accrual
Provision for doubtful receivables
2005	$470,967	$256,334	$275,248	$452,053
2004	$492,061	$105,326	$126,420	$470,967
2003	$546,671	$308,765	$363,375	$492,061
Provision for inventory obsolescence
2005	$173,332	($21,884)	$13,192	$138,256
2004	$—	$173,332	$—	$173,332
2003	$—	$68,592	$—	$68,592
Deferred tax valuation allowance
2005	$1,891,711	—	$405,085	$1,486,637
2004	$2,209,806	—	$318,084	$1,891,722
2003	$2,473,953	—	$264,137	$2,209,806